UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Graphic Packaging Holding Company

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April 2, 2010

Dear Graphic Packaging Holding Company Stockholders:

It is my pleasure to invite you to Graphic Packaging Holding Company’s 2010 Annual Meeting of Stockholders, to be held at our offices at 814 Livingston Court, Marietta, Georgia 30067, on Thursday, May 20, 2010, at 10:00 a.m. local time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and provides compensation and other information about the management and Board of Directors of Graphic Packaging Holding Company.

Whether or not you plan to attend the Annual Meeting, your vote is important, and I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Sincerely yours,

John R. Miller
Chairman of the Board

Notice
of
Annual Meeting of Stockholders
of
Graphic Packaging Holding Company

Date:	May 20, 2010
Time:	10:00 a.m. local time
Place:	Graphic Packaging Holding Company 814 Livingston Court Marietta, Georgia 30067

Purposes:

•	To elect four Class III Directors to serve a three-year term and until the 2013 Annual Meeting of Stockholders; and

•	To transact any other business that may be properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 23, 2010 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournment thereof.

By order of the Board of Directors,

Stephen A. Hellrung
Senior Vice President, General Counsel
and Secretary
814 Livingston Court
Marietta, Georgia 30067
April 2, 2010

YOUR VOTE IS VERY IMPORTANT.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY INTERNET OR TELEPHONE, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY BY MAIL IN THE ENVELOPE PROVIDED. IF YOU MAIL THE PROXY CARD, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Proxy Statement
for the
Annual Meeting of Stockholders
on
May 20, 2010

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Graphic Packaging Holding Company, a Delaware corporation (the “Company”), of proxies to be voted at the 2010 Annual Meeting of Stockholders to be held at the Company’s offices, located at 814 Livingston Court, Marietta, Georgia 30067, on Thursday, May 20, 2010, at 10:00 a.m. local time (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will first be sent on or before April 9, 2010 to the Company’s stockholders of record as of the close of business on March 23, 2010 (the “Record Date”). References in this Proxy Statement to “Graphic Packaging,” “GPHC” “we,” “us,” and “our” or similar terms are to Graphic Packaging Holding Company.

Outstanding Shares

As of the close of business on the Record Date, there were 343,247,088 shares of the Company’s common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Annual Meeting.

Who May Vote

Only stockholders who held shares of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

How to Vote in Person

If your shares are registered directly in your name, you are considered a stockholder of record and you may vote in person at the Annual Meeting. If your shares are registered through a bank or brokerage firm, your shares are considered to be held beneficially in street name. If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares. Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

How to Vote by Proxy

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by any of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your bank or brokerage firm.

Voting over the Internet.  Stockholders of record of the Company’s common stock with Internet access may submit proxies from any location in the world by following the “Vote by Internet” instructions on their proxy cards. In addition, most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine Internet voting availability.

Voting by Telephone.  Stockholders of record of the Company’s common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most of the Company’s stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine telephone voting availability.

Voting by Mail.  Stockholders of record of the Company’s common stock may submit proxies by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. The Company’s stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their bank or brokerage firm and mailing them in the accompanying pre-addressed envelope.

How Proxies Work

The Board of Directors is asking for your proxy. By giving the Board your proxy, your shares will be voted at the Annual Meeting in the manner you direct. If you do not specify how you wish to vote your shares, your shares will be voted “FOR” the election of each of the Director nominees. Proxyholders will vote shares according to their discretion on any other matter properly brought before the Annual Meeting.

If for any reason any of the nominees for election as Director is unable or declines to serve as a Director, discretionary authority may be exercised by the proxyholders to vote for a substitute proposed by the Board.

If the shares you own are held beneficially in street name by a bank or brokerage firm, such firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”

How to Vote Your 401(k) Plan Shares

If you participate in the Company’s 401(k) Savings Plan or in the Company’s Hourly 401(k) Savings Plan (the “401(k) Plans”), you may give voting instructions as to the number of share equivalents held in your account as of the Record Date to the trustee of the savings plan. You provide voting instructions to the trustee, Fidelity Management Trust Company, by completing and returning the proxy card accompanying this Proxy Statement. The trustee will vote your shares in accordance with your duly executed instructions received by 12:00 midnight on May 17, 2010. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

You may also revoke voting instructions previously given to the trustee by 12:00 midnight on May 17, 2010, by filing either a written notice of revocation or a properly completed and signed proxy card bearing a later date with the trustee. Your voting instructions will be kept confidential by the trustee.

Quorum

In order to carry out the business of the Annual Meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the Annual Meeting for purposes of calculating whether a quorum is present.

Votes Needed

The Director nominees receiving the largest number of votes cast are elected, up to the maximum number of Directors fixed by the Board to be elected at the Annual Meeting. As a result, any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of Directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Approval of any other matter properly brought before the Annual Meeting requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. An abstention with respect to any other matter will have the effect of a vote against such proposal and broker non-votes will have no effect, as broker non-votes are not treated as shares entitled to vote.

Changing Your Vote

Shares of the Company’s common stock represented by proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by sending an instrument revoking the proxy or a proxy bearing a later date to the Company’s Corporate Secretary. Any notice of revocation should be sent to: Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary. Any proxy submitted over the Internet or by telephone may also be revoked by submitting a new proxy over the Internet or by telephone. A proxy is also revoked if the person who executed the proxy is present at the Annual Meeting and elects to vote in person.

Attending in Person

Only stockholders, their designated proxies and guests of the Company may attend the Annual Meeting. If your shares are held beneficially in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the Company’s common stock as of the Record Date in order to be admitted to the Annual Meeting.

Internet Availability of this Proxy Statement and Form 10-K

The Company’s Proxy Statement, 2009 Annual Report to Stockholders and 2009 Annual Report on Form 10-K are available on the Company’s website at www.graphicpkg.com.

SUMMARY OF COMBINATION WITH ALTIVITY PACKAGING, LLC

On March 10, 2008, the businesses of Graphic Packaging Corporation (“GPC”) and Altivity Packaging, LLC (“Altivity”) were combined through a series of transactions. A new publicly-traded parent company, GPHC, was formed and all of the equity interests in Altivity’s parent company were contributed to GPHC in exchange for 139,445,038 shares of its common stock. Stockholders of GPC received one share of GPHC common stock for each share of GPC common stock held immediately prior to the transactions. Subsequently, all of the equity interests in Altivity’s parent company were contributed to GPHC’s primary operating company, Graphic Packaging International, Inc. Together, these transactions are referred to herein as the “Altivity Transaction.”

CORPORATE GOVERNANCE MATTERS

Below, in question and answer format, is a summary of certain of the Company’s corporate governance policies and practices.

Who are Graphic Packaging’s Directors?

The Board currently consists of George V. Bayly, G. Andrea Botta, Kevin R. Burns, Kevin J. Conway, Jeffrey H. Coors, Matthew J. Espe, Jeffrey Liaw, Harold R. Logan, Jr., Michael G. MacDougall, John R. Miller (who serves as the Chairman of the Board), David W. Scheible (who serves as President and Chief

Executive Officer of the Company), Robert W. Tieken and Lynn A. Wentworth. Mr. Espe joined the Board on March 4, 2009 to fill the vacancy created by the resignation of Jack A. Fusco in August, 2008, Mr. Burns joined the Board on July 17, 2009 to fill the vacancy created by the resignation of Kelvin L. Davis in July, 2009 and Ms. Wentworth joined the Board on November 18, 2009 to fill the vacancy created by the retirement of John D. Beckett in May, 2009.

How does Graphic Packaging determine which Directors are independent?

For purposes of this Proxy Statement, “independent” and “independence” have the meanings set forth under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, the rules and regulations adopted thereunder by the Securities and Exchange Commission (the “SEC”), the corporate governance listing standards of the NYSE, and the Company’s Corporate Governance Guidelines, all as in effect from time to time. A Director will not qualify as independent unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in accordance with the Company’s Corporate Governance Guidelines, the Company will also apply the following standards in determining whether a Director is independent:

•	A Director who is an employee of the Company, or whose immediate family member serves as one of the Company’s executive officers, may not be deemed independent until three years after the end of such employment relationship.

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and committee fees and pension or other forms of deferred compensation for prior service, may not be deemed independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by an immediate family member for service as one of the Company’s non-executive employees will not be considered in determining independence under this test.

•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

Applying these standards, the following seven of the Company’s thirteen Directors are independent: Messrs. Bayly, Botta, Espe, Logan, Miller, Tieken and Ms. Wentworth. Mr. Scheible is not considered independent because he serves as an executive officer of the Company. Mr. Coors is not considered independent because he is a former executive officer of GPC and is the Coors family representative under the Stockholders Agreement dated July 9, 2007 (the “Stockholders Agreement”) by and among the Company, the Coors family trusts and foundation, Clayton, Dubilier & Rice Fund V Limited Partnership (the “CD&R Fund”), Old Town, S.A. (formerly known as EXOR Group, S.A. and referred to herein as “Old Town”), Field Holdings, Inc. and certain affiliates of TPG Capital, L.P. (the “TPG Entities”). The Coors family trusts and foundation own over 18% of the Company’s common stock. Mr. Conway is not considered independent because of his status as a principal of Clayton, Dubilier & Rice, LLC (“CD&R”), a private investment firm that manages the CD&R Fund, the holder of approximately 10% of the Company’s common stock and a party to the Stockholders Agreement. Messrs. Burns, Liaw and MacDougall are not considered independent because of their status as partners and employees of TPG Capital, L.P. The TPG Entities own approximately 38.5% of the Company’s common stock and are parties to the Stockholders Agreement.

The Company is a “controlled company,” as that term is defined in the NYSE’s corporate governance listing standards, because more than 50% of the Company’s voting power is held by a group of stockholders consisting of the Coors family trusts and foundation, the CD&R Fund, Old Town and the TPG Entities. Please see “Certain Relationships and Related Transactions” below. As a “controlled company,” the Company is exempt from the requirements of Rule 303A of the NYSE Listed Company Manual with respect to having the Board be comprised of a majority of independent Directors and having the Compensation and Benefits Committee and Nominating and Corporate Governance Committee being composed solely of independent Directors.

What is the leadership structure of the Board of Directors?

Pursuant to the Company’s By-Laws, the Chairman of the Board of Directors is elected from time to time by the members of the Board of Directors. The By-Laws do not require, and the Board of Directors does not have a specific policy with respect to, the separation of the roles of the Chairman of the Board and the Chief Executive Officer. The By-Laws provide that the Chairman of the Board shall preside over each meeting of the stockholders of the Company and the Board of Directors, and may have other duties and powers as conferred upon the Chairman by the Board of Directors. In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Board (if a non-management Director) or the Chairman of the Nominating and Corporate Governance Committee presides over the regular Executive Sessions of the Board at which non-management Directors meet without management participation.

Since the closing of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation in August 2003, the roles of the Chairman of the Board and the Chief Executive Officer of the Company have been separate. Mr. John R. Miller, one of the Company’s independent directors, has served as the non-executive Chairman of the Board since August 8, 2006. The Board of Directors believes that having an independent director serve as the Chairman of the Board is currently appropriate for the Company because such a structure helps provide clarity as to the different roles of the Board of Directors and management in running the Company and prevents any one of the major stockholders, each of which has the right to designate a specified number of nominees for director, from exerting undue influence over the activities of the Board of Directors.

What is the Board of Directors’ Role in Risk Oversight?

As set forth in the Company’s Corporate Governance Guidelines, the Board is responsible for reviewing, approving and monitoring business strategies and financial performance, and ensuring processes are in place for maintaining the integrity of the Company in financial reporting, legal and ethical compliance matters, and in relationships with customers, suppliers, employees, the community and stockholders. The Board fulfills these responsibilities through a number of different practices, including the approval of each annual operating plan and long-term strategic plan, the review of actual results against such plans at each regular Board meeting, and specific review and approval of significant corporate actions such as acquisitions and divestitures, plant rationalizations and major projects involving significant capital spending. In addition, the Board oversees areas of particular risk through its Audit and Compensation and Benefits Committees, each of which provides a report to the full Board of Directors at each regular Board meeting.

Pursuant to its Charter, the Audit Committee of the Board of Directors has oversight responsibility for the quality and integrity of the Company’s financial statements, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. To fulfill this responsibility, the Audit Committee routinely discusses and evaluates (i) audit findings and issues with the Company’s Chief Financial Officer and independent auditors, (ii) internal controls, processes and issues with the Company’s Vice President of Internal Audit (who reports directly to the Chairman of the Audit Committee and the Chief

Financial Officer), and (iii) legal and regulatory compliance issues with the Company’s General Counsel. The Committee also periodically reviews and evaluates the Company’s policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition to these activities, the Audit Committee reviews each of the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q and has the opportunity to discuss such reports with management of the Company and the Company’s independent auditors prior to the filing of such reports with the SEC.

The Compensation and Benefits Committee of the Board of Directors has oversight responsibility for any risks inherent in the structure of the Company’s compensation programs for its employees. Pursuant to its Charter, the Compensation and Benefits Committee reviews and approves for recommendation to the full Board of Directors general, incentive and equity compensation plans, health and welfare plan offerings and retirement and savings plans for all employees. In addition, the Compensation and Benefits Committee reviews and approves for recommendation to the full Board of Directors, all compensation arrangements and awards relating to the Company’s executive officers and those employees whose base salaries exceed $250,000. Through its review of these programs and arrangements, the Compensation and Benefits Committee and the Board has visibility into and exercises oversight over the financial and other risks, such as retention of key management and ability to recruit necessary talent, affected by the Company’s compensation and benefits programs.

How many times did the Board of Directors meet last year?

The Board of Directors of GPHC met eight times in 2009.

Did any of GPHC’s Directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All of the incumbent Directors of GPHC attended at least 75% of the meetings of the Board and their assigned committees during 2009.

What is GPHC’s policy on Director attendance at annual meetings of stockholders?

Directors are expected to attend each annual meeting of stockholders, but are not required to do so. All of GPHC’s Directors, except Mr. Davis, attended the 2009 annual meeting of stockholders.

Do the non-management Directors meet during the year in executive session?

Yes, the non-management Directors of GPHC met separately at regularly scheduled executive sessions during 2009 without any member of management being present. Mr. Miller, as the Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee, acted as presiding Director at each executive session held by GPHC during 2009.

Can stockholders and other interested parties communicate directly with the Directors of Graphic Packaging or with the non-management Directors of Graphic Packaging?

Yes. If you wish to communicate with the Board or any individual Director, you may send correspondence to Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary. The Corporate Secretary will submit your correspondence to the Board, the appropriate committee or the appropriate Director, as applicable. You may also communicate directly with the presiding non-management Director of the Board or the non-management Directors as a group by sending correspondence to Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067, Attention: Presiding Director.

Does Graphic Packaging’s Board of Directors have any separately-designated standing committees?

The Board currently has three separately-designated standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.

What does the Audit Committee do?

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	systems of internal accounting and financial controls;

•	the performance of the annual independent audit of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	the review and approval or ratification (if appropriate) of transactions with related parties.

The Audit Committee is also responsible for preparing the Report of the Audit Committee in conformity with the rules of the SEC to be included in the proxy statement for the annual meeting of stockholders.

Who are the members of the Audit Committee?

The members of GPHC’s Audit Committee are Messrs. Logan, Miller, Tieken and Ms. Wentworth, with Mr. Tieken serving as Chairman.

How many meetings did the Audit Committee have last year?

The Audit Committee of GPHC held eight meetings during 2009.

Does Graphic Packaging have an Audit Committee Financial Expert?

Yes. The Board has examined the SEC’s definition of “audit committee financial expert” and has determined that each of Messrs. Logan, Miller, Tieken and Ms. Wentworth meet these standards and are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. Accordingly, each of Messrs. Logan, Miller, Tieken and Ms. Wentworth have been designated by the Board as an audit committee financial expert.

What does the Compensation and Benefits Committee do?

The Compensation and Benefits Committee oversees the compensation and benefits of the Company’s management and employees and is responsible for, among other things:

•	reviewing and making recommendations as to the compensation of the President and Chief Executive Officer, the other senior executives of the Company who report to the Chief Executive Officer and any employee whose annual base salary exceeds $250,000;

•	approving any equity compensation awards to employees who are “officers” for purposes of Section 16 of the Exchange Act; and

•	administering the Company’s short- and long-term incentive plans.

Who are the members of the Compensation and Benefits Committee?

The members of GPHC’s Compensation and Benefits Committee are currently Messrs. Bayly, Botta and Espe, with Mr. Bayly serving as Chairman. All of these Directors are “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual.

How many meetings did the Compensation and Benefits Committee have last year?

The Compensation and Benefits Committee of GPHC held five meetings during 2009.

Did the Compensation and Benefits Committee engage a compensation consultant to assist it in making recommendations to the Board of Directors regarding the amount or form of compensation paid to non-employee directors or executive officers?

Yes, the Compensation and Benefits Committee engaged Hewitt Associates’ executive compensation practice group to serve as an independent compensation advisor to the Committee. Representatives from Hewitt Associates attended Committee meetings and advised the Committee on compensation trends, best practices and regulatory compliance issues, in addition to providing executive compensation benchmarking analysis. While representatives from Hewitt Associates work with members of management to collect information and prepare materials for the Committee, such representatives report directly to the Committee and the decision to retain Hewitt Associates is made solely by the Committee. Fees paid to Hewitt for executive compensation advisory services in 2009 totaled $106,310.

Did Hewitt Associates provide any services other than executive compensation advisory services to the Compensation and Benefits Committee to the Company in 2009?

Yes, the Company hired Hewitt Associates to provide health and welfare plan consulting services, including assistance with health and welfare plan strategy, surveys and communications. In addition, Hewitt Associates provided certain payment processing and benefits administration systems to the Company. The Company paid Hewitt Associates $522,439 for welfare plan consulting services in 2009 and an aggregate of $4,064,921 in administrative fees relating to payment processing and benefits administration system fees. The Compensation and Benefits Committee was not directly involved in the Company’s decision to hire Hewitt Associates for services not related to executive compensation advisory services.

Does the Company have compensation policies and practices that create risks that are reasonably likely to have a material adverse effect on the Company?

No, the Company does not believe its compensation policies and practices for its employees create risks that are reasonably likely to have a material adverse effect on the Company. In general, the Company uses performance measures in its short-term and long-term incentive programs that encourage employees to focus on achieving Company-wide profitability and strategic goals. In addition, the design and payout of the Company’s incentive programs is subject to the review and approval of the Compensation and Benefits Committee and the Board of Directors.

What does the Nominating and Corporate Governance Committee do?

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying qualified individuals for nomination to the Board and developing and recommending a set of corporate governance principles to the Board.

Who are the members of the Nominating and Corporate Governance Committee?

The members of GPHC’s Nominating and Corporate Governance Committee are currently Messrs. Botta, Conway, Coors, Liaw, MacDougall and Miller, with Mr. Miller serving as Chairman and a non-voting member. Mr. Davis served on the Nominating and Corporate Governance Committee until his retirement on July 17, 2009. At that time, Mr. Liaw was appointed to the Nominating and Corporate Governance Committee. Messrs. Botta and Miller are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. As discussed above, Messrs. Conway, Coors, Liaw and MacDougall are not “independent directors.”

How many meetings did the Nominating and Corporate Governance Committee hold last year?

The Nominating and Corporate Governance Committee of GPHC held eight meetings during 2009.

Does Graphic Packaging have Corporate Governance Guidelines?

Yes, the Board has formally adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to assure that the Board is focused on increasing stockholder value. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, evaluation of the Chief Executive Officer’s performance and senior management succession planning, and Board committees and compensation. You may find a copy of the Corporate Governance Guidelines on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Does Graphic Packaging have a code of ethics and conduct, and, if so, where can I find a copy?

Yes, the Board has formally adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Does Graphic Packaging have a policy governing related-party transactions, and, if so, where can I find a copy?

Yes, the Board has delegated authority to the Audit Committee to review and approve related-party transactions. The Audit Committee has adopted a Policy Regarding Related-Party Transactions that is available on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Have the Board’s standing committees adopted charters and, if so, where can I find copies?

Yes, the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee have each adopted charters, copies of which can be found on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

How can I obtain printed copies of the information described above?

The Company will provide printed copies of the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee, as well as the Policy Regarding Related-Party Transactions, the Code of Business Conduct and Ethics and Corporate Governance Guidelines to any person without charge upon request.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors has thirteen members divided into three classes, with one class being elected each year for a three-year term. The four nominees standing for election as Class III Directors are: George V. Bayly, Matthew J. Espe, Harold R. Logan, Jr. and Robert W. Tieken.

If elected, each Class III nominee will serve three consecutive years with his term expiring in 2013, and until a successor is elected and qualified. The election of the Director nominees is by plurality vote, which means that the four nominees receiving the highest number of affirmative votes will be elected. If at the time of the Annual Meeting, any of these nominees is unable or unwilling to serve as a Director for any reason, which is not expected to occur, the persons named as proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board. See “Certain Relationships and Related Transactions —

Stockholders Agreement” for information regarding rights that certain stockholders have to designate nominees for director and the obligations of certain stockholders to vote for certain nominees.

Set forth below is certain information regarding the Director nominees and each of the incumbent Directors whose term will continue after the Annual Meeting, including the particular experience, qualifications and skills that led the Board to conclude that the Director nominee or incumbent Director is qualified to serve as a Director of the Company and that voting “FOR” each of the Director nominees is in the best interest of the Company and its stockholders. There are no family relationships among any Directors or executive officers of the Company.

Information Concerning the Nominees

Class III Directors — Term to Expire in 2013

George V. Bayly, 67, was appointed to GPHC’s Board on March 10, 2008. Mr. Bayly served as Chairman and interim Chief Executive Officer of Altivity from October 2006 to March 10, 2008. Prior to October 2006, Mr. Bayly served as Co-Chairman of U.S. Can Corporation from September 2005 to September 2006, as well as Co-Chairman and Chief Executive Officer from March 2005 to September 2005. In addition, Mr. Bayly has been a principal of Whitehall Investors, LLC, a consulting and venture capital firm, since January 2002. From January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Mr. Bayly serves on the Board of Directors of ACCO Brands Corporation, Huhtamaki Oyj and Treehouse Foods, Inc. Mr. Bayly holds a B.S. from Miami University and a M.B.A. from Northwestern University. Mr. Bayly also served as a Lieutenant Commander in the United States Navy.

The Board concluded that Mr. Bayly is qualified to serve as a director of the Company because he has over 30 years of management experience in the packaging industry, including experience as the President and Chief Executive Officer of four packaging companies. Mr. Bayly also has significant experience as a director, including service on three public company boards of directors other than the Company’s Board.

Matthew J. Espe, 51, joined GPHC’s Board on March 4, 2009. Mr. Espe is the Chairman, President and Chief Executive Officer of IKON Office Solutions, Inc., a position he has held since 2003, and served as Chief Executive Officer and Director since 2002. IKON is a provider of integrated document management systems and services. Prior to his employment with IKON, Mr. Espe was President and Chief Executive Officer of GE Lighting from 2000 through 2002, President of GE Plastics-Europe from 1999 through 2000, and President of GE Plastics-Asia from 1998 through 1999, each a division of General Electric Company, a diversified industrial company. He also serves on the Advisory Board to the University of Idaho, is a director of Unisys Corporation and is a member of the United Way of Southeastern Pennsylvania Board.

The Board concluded that Mr. Espe is qualified to serve as a director of the Company because he has over 10 years of senior management experience with several manufacturing companies, including international experience with companies with operations in Europe and Asia. Mr. Espe also has experience as a director of a larger, more diversified company than Graphic Packaging.

Harold R. Logan, Jr., 65, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, Mr. Logan had served as a member of GPC’s Board since August 2003. From 2001 until August 2003, Mr. Logan served as one of the directors of Graphic Packaging International Corporation. From 2003 through September 2006, Mr. Logan was a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products, and was a director, Executive Vice President, and Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. TransMontaigne, Inc. was sold to Morgan Stanley Group, Inc. on October 1, 2006. Mr. Logan served as a director and Senior Vice President, Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1994. He also serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a

director of Hart Energy Publishing, LLC and Cimarex Energy Co. During the past five years he also served as a director of The Houston Exploration Company.

The Board concluded that Mr. Logan is qualified to serve as a director of the Company because he has over 20 years of senior management experience, primarily serving in senior finance roles, and 17 years of experience in investment banking and venture capital services. Mr. Logan also has an extensive knowledge of the Company and its business, having served as a director of the Company or its predecessors since 2001. In addition, Mr. Logan has significant experience as a director of public companies, having served on the boards of nine public companies other than Graphic Packaging.

Robert W. Tieken, 70, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, Mr. Tieken had served as a member of GPC’s Board since September 2003. Mr. Tieken served as the Executive Vice President and Chief Financial Officer of The Goodyear Tire & Rubber Company from May 1994 to June 2004. From 1993 until May 1994, Mr. Tieken served as Vice President-Finance for Martin Marietta Corporation. From July 2006 until July 2008, Mr. Tieken served as a member of the Board of Directors of SIRVA, Inc., a global provider of moving and relocation services, and from August 2007 until July 2008, as its Chief Executive Officer.

The Board concluded that Mr. Tieken is qualified to serve as a director of the Company because he has over 40 years of financial management experience, including serving in senior financial management positions at three large, public manufacturing companies.

Information Concerning Continuing Directors

Class II Directors — Term to Expire in 2012

Jeffrey Liaw, 33, was appointed to GPHC’s Board on March 10, 2008. Mr. Liaw has been employed in the Energy and Industrial investing practice areas of TPG Capital, L.P. (“TPG Capital”) since 2005. Prior to joining TPG Capital in 2005, Mr. Liaw was an associate at Bain Capital, a private equity investment firm, in its Industrials practice. Mr. Liaw is a director and audit committee member of Energy Future Holdings Corp. (formerly TXU Corp.) and a director and compensation committee member of Oncor Electric Delivery Company. Mr. Liaw is a graduate of the University of Texas at Austin and received his M.B.A. from Harvard Business School where he was a Baker Scholar and a Siebel Scholar.

The Board concluded that Mr. Liaw is qualified to serve as a director of the Company because of his experience working with a broad range of manufacturing companies at Bain Capital and TPG Capital, his knowledge of the Company and its operations acquired during the due diligence and negotiation of the Altivity Transaction, and his education at Harvard Business School.

Michael G. MacDougall, 39, was appointed to GPHC’s Board on March 10, 2008. Mr. MacDougall is a partner of TPG Capital. Prior to joining TPG Capital in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Kraton Performance Polymers, Inc., Valerus Compression Services, L.P. and Energy Future Holdings Corp. (formerly TXU Corp.). Mr. MacDougall served on the board of managers of Texas Genco LLC prior to its sale to NRG Energy, Inc. in February 2006. He also serves as the Chairman of the Board of The Opportunity Network and is a member of the Board of The Dwight School Foundation and Iselsboro Affordable Property. Mr. MacDougall is a graduate of the University of Texas at Austin and received his M.B.A. with distinction from Harvard Business School.

The Board concluded that Mr. MacDougall is qualified to serve as a director of the Company because of his transactional experience with a number of different companies at TPG Capital and his investment banking experience at Goldman Sachs & Co. Mr. MacDougall also has experience as a director of other public manufacturing companies, currently serving as a director of a chemical products producer.

John R. Miller, 72, was appointed to GPHC’s Board on March 10, 2008 and serves as its Chairman. Prior to the Altivity Transaction, Mr. Miller had served as the non-executive Chairman of the Board of Directors of

GPC since August 8, 2006 and had been a member of such Board since 2002. He has served as non-executive Chairman of the Board of Directors of Cambrex Corporation, a life science company, since 2008 and has been a member of such Board since 1998. Mr. Miller has been a director of Eaton Corporation, a global diversified industrial manufacturer, since 1985. From 2005 to 2008, he served on the Board of SIRVA, Inc., a global provider of moving and relocation services, serving as Chairman of the Board from 2006 to 2008. He formerly served as President and Chief Operating Officer of The Standard Oil Company and Chairman of the Federal Reserve Bank of Cleveland.

The Board concluded that Mr. Miller is qualified to serve as a director of the Company because of his extensive operating and financial experience acquired over 26 years of service at The Standard Oil Company, including experience supervising the staff functions responsible for preparation of financial statements, corporate planning, technology, and finance and control. Mr. Miller also has significant experience as a director, having served on nine public company boards with experience as the non-executive chairman of three of such companies. In addition to these corporate roles, Mr. Miller has regulatory and policy-making experience, having served for seven years as a director of the Federal Reserve Bank of Cleveland, two of which were as Chairman of the Board.

Lynn A. Wentworth, 51, joined GPHC’s Board on November 18, 2009. Ms. Wentworth is the retired Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor), where she served from January 2007 until February 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions there from 1985 until 2007. She is a certified public accountant. She is on the board of Cincinnati Bell, Inc.

The Board concluded that Ms. Wentworth is qualified to serve as a director of the Company because she has over 30 years of public accounting and corporate finance experience, including her service as the Chief Financial Officer for two public companies.

Class I Directors — Term to Expire in 2011

G. Andrea Botta, 56, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since 1996. Mr. Botta has served as the President of Glenco LLC, a private investment company, since February 2006. From 1999 to February 2006, Mr. Botta served as a managing director of Morgan Stanley. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc.

The Board concluded that Mr. Botta is qualified to serve as a director of the Company because of his investment banking and private investment fund experience, as well as his knowledge of the Company and its business, having served as a director of the Company or its predecessors since 1996.

Kevin R. Burns, 46, joined GPHC’s Board on July 17, 2009. Mr. Burns is a Partner of TPG Capital, a position he has held since 2003. In March 2008, he became the Partner-in-Charge of TPG Capital’s Manufacturing and Industry Sector. Prior to his employment with TPG Capital, Mr. Burns was Executive Vice President and Chief Materials Officer of Solectron Corporation, a $12 billion electronics manufacturing services provider. Prior to his employment with Solectron, Mr. Burns served as Vice President of Worldwide Operations of the Power Generation Business Unit of Westinghouse Corporation, and President of Westinghouse Security Systems. Prior to Westinghouse, he was a consultant at McKinsey & Co., Inc. and spent three years at General Electric Company in various operating roles. He currently serves as Chairman of the Board of Isola Group, SARL, a leading designer, developer and manufacturer of high performance base materials for the printed circuit board industry. He is also on the Board of Freescale Semiconductor, Inc., a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets, and Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets.

The Board concluded that Mr. Burns is qualified to serve as a director of the Company because of his broad operational experience at several manufacturing companies, including management of supply chain and procurement operations, as well as significant finance experience working with manufacturing companies on capital structure issues and mergers and acquisitions as the partner in charge of TPG Capital’s Manufacturing and Industry Sector.

Kevin J. Conway, 51, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since 1995. Mr. Conway is the Managing Partner of CD&R, a New York-based private investment firm, a director of CD&R Investment Associates II, Inc. (“Associates II”), a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership (“Associates V”), the general partner of CD&R, and a limited partner of Associates V.

The Board concluded that Mr. Conway is qualified to serve as a director of the Company because he has approximately 10 years of investment banking and mergers and acquisitions experience, as well as 16 years of experience in investing in a wide range of industries. Mr. Conway also has extensive knowledge of the Company and its business, having served as a director of the Company or its predecessors since 1995.

Jeffrey H. Coors, 65, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since August 2003. He also served as GPC’s Vice Chairman from August 2006 through his retirement on December 31, 2007, and as Executive Chairman from August 2003 through August 2006. Mr. Coors was Chairman of Graphic Packaging International Corporation from 2000 and until August 2003, and was its Chief Executive Officer and President from Graphic Packaging International Corporation’s formation in 1992 until August 2003. Mr. Coors served as Executive Vice President of the Adolph Coors Company from 1991 to 1992 and as its President from 1985 to 1989, and as President of Coors Technology Companies from 1989 to 1992. Mr. Coors currently serves as a director of R.W. Beckett Corporation.

The Board concluded that Mr. Coors is qualified to serve as a director of the Company because he has over 18 years of senior management experience, including serving as Chief Executive Officer of GPC for six years. Mr. Coors also has significant experience as a director, having served as a director of Adolph Coors Company and other manufacturing companies since 1970.

David W. Scheible, 53, was appointed to GPHC’s Board upon its formation (under the name New Giant Corporation) in June 2007. Prior to the Altivity Transaction, he had served as a director, President and Chief Executive Officer of GPC since January 1, 2007. Prior to that time, Mr. Scheible had served as Chief Operating Officer of GPC since October 2004. Mr. Scheible served as Executive Vice President of Commercial Operations from August 2003 until October 2004. Mr. Scheible served as Graphic Packaging International Corporation’s Chief Operating Officer from 1999 until August 2003. He also served as President of Graphic Packaging International Corporation’s Flexible Division from January to June 1999. Previously, Mr. Scheible was affiliated with the Avery Dennison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Division from 1995 through 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995.

The Board concluded that Mr. Scheible is qualified to serve as a director of the Company because of his detailed knowledge of the Company and its business, having served in various senior operational roles with the Company or its predecessors for over 10 years. Mr. Scheible also has financial management training and experience, as he received an M.B.A. in Finance and has had supervisory responsibility for the Chief Financial Officer since becoming the President and Chief Executive Officer of GPC at the beginning of 2007.

Criteria for Potential Directors

The Company’s Board is responsible for selecting nominees for election as Directors by stockholders and for filling vacancies on the Board. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals for nomination as members of the Board and its committees and, in this regard, reviewing with the Board on an annual basis the current skills, background and expertise of the members of the Board, as well as the Company’s future and ongoing needs. This assessment is used to establish criteria for identifying and evaluating potential candidates for the Board. However, as a general matter, the Nominating and Corporate Governance Committee seeks individuals with significant and relevant business experience who demonstrate:

•	the highest personal and professional integrity;

•	commitment to driving the Company’s success;

•	an ability to provide informed and thoughtful counsel on a range of issues; and

•	exceptional ability and judgment.

The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying nominees for director. As described above, however, the Nominating and Corporate Governance Committee regularly assesses the skills, background and expertise of the members of the Board and identifies the Company’s needs. As part of this process the Nominating and Corporate Governance Committee strives to select nominees with relevant business experience, the personal characteristics described above and a wide variety of skills and viewpoints. The Nominating and Corporate Governance Committee considers it a priority to further diversify our Board of Directors.

The Nominating and Corporate Governance Committee considers candidates recommended by its members and other Directors. The Nominating and Corporate Governance Committee will also consider whether to nominate any person recommended by a stockholder pursuant to the provisions of the Company’s By-Laws relating to stockholder nominations as described in “Stockholder Proposals and Nominations,” below. The Nominating and Corporate Governance Committee uses the same criteria to evaluate proposed nominees that are recommended by its members and other Directors as it does for stockholder-recommended nominees.

Compensation of Directors

The following table sets forth information regarding the compensation of the non-employee Directors of GPHC in 2009.

Director Compensation Table for 2009

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Name	($)	($)(1)	($)

George V. Bayly	75,501	90,000	165,501
John D. Beckett	23,391	0	23,391
G. Andrea Botta	71,001	90,000	161,001
Kevin R. Burns	28,826	0	28,826
Kevin J. Conway	67,501	90,000	157,501
Jeffrey H. Coors	68,501	90,000	158,501
Kelvin L. Davis	30,174	90,000	120,174
Matthew J. Espe	54,837	90,000	144,837
Jeffrey Liaw	64,001	90,000	154,001
Harold R. Logan, Jr.	68,501	90,000	158,501
Michael G. MacDougall	67,501	90,000	157,501
John R. Miller	186,501	90,000	276,501
Robert W. Tieken	80,501	90,000	170,501
Lynn A. Wentworth	7,478	0	7,478

(1)	Amounts shown in this column represent the aggregate fair value of stock awards as of the date of grant.

Each Director who is not an officer or employee of the Company receives an annual cash retainer fee of $50,000, payable in quarterly installments. In addition, each non-employee Director receives $1,500 per Board meeting attended and $1,000 per committee meeting attended. The Chairman of the Board, the Audit Committee Chairman and each of the other Committee Chairmen receive a further retainer fee of $100,000, $12,000 and $10,000, respectively, payable in equal quarterly installments. In addition to the retainers and meeting fees, each non-employee Director receives an annual grant of shares of common stock with a value of $90,000 on the date of grant. Non-employee Directors have the option to defer all or part of the cash and equity compensation payable to them in the form of phantom stock.

Directors who are officers or employees do not receive any additional compensation for serving as a Director. Pursuant to the terms of Mr. Conway’s employment with CD&R, he has assigned his right to receive compensation for his service as a Director to CD&R. The Company reimburses all Directors for reasonable and necessary expenses they incur in performing their duties as Directors.

Board Recommendation

The Board believes that voting for each of the four nominees for Director selected by the Board is in the best interests of the Company and its stockholders. The Board recommends a vote “FOR” each of the four nominees for Director.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The members of GPHC’s Compensation and Benefits Committee reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation and Benefits Committee

George V. Bayly, Chairman
G. Andrea Botta
Matthew J. Espe

COMPENSATION DISCUSSION AND ANALYSIS

References to the “Committee” in this Compensation Discussion and Analysis section are to the Compensation and Benefits Committee. References to “Executives” are to the named executive officers reported in the Summary Compensation Table and other tables in this Proxy Statement.

Guiding Principles and Policies

The goal of our compensation program is to align the interests of our employees with those of our stockholders. We do this by implementing compensation practices designed to attract, retain, motivate and reward key members of management. A significant portion of the compensation packages of our Executives is intended to be at-risk pay for performance. In our program, we analyze each component of executive compensation and decisions with respect to one element of pay may or may not impact other elements of the overall pay packages. The Committee and the Board of Directors have full discretion to choose the elements of executive compensation that the Executives will be paid or eligible to earn each year and to adjust the proportion of total compensation opportunity that each element provides. The Committee’s objective is to set each of the primary components of the Company’s executive compensation program, base salary, short-term cash incentives and long-term equity-based incentives, at a market-competitive rate, which is determined by reference to the 50th percentile of the peer group, resulting in each Executive’s total compensation opportunity being set at approximately the 50th percentile of the peer group’s total pay for executives with similar positions and responsibilities. The Committee does not employ a mechanical process based on peer data, however, as other considerations such as time in position and tenure with the Company are considered. As data for the peer group fluctuates or the peer group is updated to reflect changes in the market, the Committee may make adjustments in one or more components of compensation to achieve the 50th percentile of total compensation. Because of changes in the peer group in 2008 to reflect the Company’s size after the Altivity Transaction, total compensation for the Executives is below the 50th percentile of the peer group for 2009. Along with the change in the Company’s size, market data, individual performance, retention needs and internal equity among our Executives’ compensation packages have been the primary factors considered in decisions to increase or decrease compensation materially.

Peer Group and Market Data

We obtain an analysis of market data at least every other year. Compensation of the Executives is compared to the compensation paid to executives holding comparable positions at similar companies. The companies used for this comparison are chosen by the Company and the Committee’s consultant, Hewitt Associates, and consist of a group of about 30 manufacturing companies with revenues approximately one-half to double the revenues of the Company that participate in Hewitt Associates’ database of executive pay. This peer group was originally chosen in 2003, but was revised in 2008 based on the Company’s size as a result of the Altivity Transaction. The peer group used in 2008 was reviewed in 2009 and the Committee determined that it was still appropriate for 2009. Hewitt Associates tests the peer group results against data from broader general industry, manufacturing and forest products groups to ensure that the peer group provides an appropriate benchmark of executive compensation. The peer group used to develop 2009 compensation is listed below.

Air Products and Chemicals, Inc.	Ecolab Inc.	Pactiv Corporation
Armstrong World Industries, Inc.	Energizer Holdings, Inc.	Rockwell Automation, Inc.
Avery Dennison Corporation	FMC Technologies, Inc.	Sonoco Products Company
C. R. Bard, Inc.	Herman Miller, Inc.	Steelcase, Inc.
Ball Corporation	ITT Corporation	The Scott’s Miracle-Gro Company
BorgWarner Inc.	Kennametal, Inc.	Thomas & Betts Corporation
Cameron International Corporation	MeadWestvaco Corporation	Tupperware Brands Corporation
Cooper Industries, Ltd.	Molson Coors Brewing Company	UST Inc.
Dover Corporation	PACCAR Inc.	Wm. Wrigley Jr. Company
Eastman Chemical Company	Packaging Corporation of America

Role of Compensation Consultants

The Committee independently retains Hewitt Associates to assist the Committee in its deliberations regarding executive compensation. Hewitt Associates is also retained by the Company to assist with various compensation and benefit matters. The mandate of Hewitt Associates is to work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, compensation package and program design issues, market trends and technical considerations. The Committee instructed Hewitt Associates to compile and provide data on both total pay and individual elements of compensation among companies in the peer group, as well as trends in compensation practices that they observed within the peer group and generally among public companies. The Committee does not rely on Hewitt Associates to recommend specific levels of total pay or any specific element of compensation to our Executives; such recommendations are developed by management based on information provided by Hewitt Associates and then presented to the Committee for consideration. Hewitt Associates consultants attended all five of the Committee meetings in 2009, and assisted the Committee with market data relating to executive compensation levels.

Role of Executive Officers

The Chief Executive Officer and Senior Vice President, Human Resources recommend to the Committee the compensation program design and award amounts for most executives. They are not involved in determining their own pay.

Overview of Executive Compensation Components

Our executive compensation program currently consists of the following compensation elements:

•	Base salary

•	Short-term cash incentives

•	Long-term incentives, consisting of Service Restricted Stock Units (“Service RSUs”) and Performance Restricted Stock Units (“Performance RSUs”)

•	Welfare benefits

•	A payment in lieu of perquisites

•	Retirement benefits

•	Termination pay

Each of these elements is discussed below, as well as the methodology used for setting the amount of each type of compensation.

Base Salary

Philosophy.  The purpose of base salaries is to attract and retain our Executives. Increases in base salary also serve to reward performance and recognize significant increases in the scope of an Executive’s position and responsibilities. Our philosophy is to set salaries for our Executives at the 50th percentile of the peer group’s salaries for executives with similar positions and responsibilities (with adjustments made to reflect the various sizes of the companies in such group).

Changes to base salaries occur on a periodic basis that is generally at least twelve months after the most recent adjustment for the Executive. Base salary changes take into account market data for similar positions, the Executive’s experience and time in position, any changes in responsibilities and individual performance. Individual performance is determined by considering achievement against each Executive’s specific performance goals established at the beginning of each year. Generally, such individual performance goals are established to support the financial and operational goals established by the Board for the Company, and may include earnings before income taxes, depreciation, amortization and other non-cash charges (“EBITDA”), debt reduction, new product innovation targets, business unit revenue, profitability and cost-saving goals and certain more subjective goals such as improvement in culture, implementation of compliance initiatives and management effectiveness.

Effective April 1, 2009, we instituted a salary freeze for all salaried employees, including the Executives. Although the total amount of salary received by the Executives and shown in the Summary Compensation Table increased slightly in 2009, such increases reflect only the full-year effect of 2008 salary increases.

Management Incentive Plan

The purpose of the Management Incentive Plan (“MIP”) is to provide a meaningful short-term cash incentive that rewards the achievement of specified annual financial goals. For 2009, the financial measures used to set such financial goals or targets were operating EBITDA and cash flow before debt reduction.

Target Opportunities.  The MIP payout at the target level for each Executive is set at a level that pays at the 50th percentile of peer group companies for Company performance at or above the 50th percentile of the peer group.

Performance Goals.  Because we set target performance goals that we believe represent performance at or above the 50th percentile of our peer group (confirmed through historical analysis), achievement of such goals is designed to pay base salary plus short-term incentive at approximately the 50th percentile of the peer group. Should the Company fail to reach target goals, the MIP will pay out to a lesser degree. If the threshold goals are not met or the Company fails to meet any of its quarterly financial covenant measures during the year, no payout under the MIP is earned (although some payout may still be made at the Board’s discretion). Our performance goals for 2009 were EBITDA of $550.0 million (weighted at 66.6% in the calculation) and cash flow before debt reduction of $170 million (weighted at 33.3% in the calculation). Achieving these performance goals would present an opportunity for a MIP award at target. The payout for performance at 90% of our EBITDA and cash flow goals was set at 50% of target, and no payout would be earned for performance at or below 85% of our EBITDA and cash flow goals. The payout for performance at 110% or more of our EBITDA and cash flow goals (after appropriate accrual for the greater compensation expense) was set at a maximum of 200% of target.

Actual Short-Term Incentive Payouts for 2009.  Actual short-term incentive payouts for 2009 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Based on the Company’s performance with respect to both its EBITDA and cash flow before debt reduction performance goals, the Committee and the Board of Directors approved payouts under the MIP at up to 200% of the target level, depending upon individual performance.

Long-Term Incentives

In 2009, the Company implemented a new long-term incentive program (the “2009 LTIP”). Similar to the program followed from 2005 through 2007, the Company’s 2009 LTIP has two elements: Service RSUs and Performance RSUs. Under the 2009 LTIP, Service RSUs make up one-third of the total long-term incentive value that the Company grants to its Executives and Performance RSUs make up two-thirds of such total value. The proportion of Performance RSUs granted was increased from 50% of the total grant to two-thirds of the total grant under the 2009 LTIP in order to tie a larger percentage of the Executives’ compensation to Company performance. Both Service RSU and Performance RSU grants are intended to retain Executives during a multi-year vesting period, align the long-term interests of Executives with our stockholders and provide cash and stock compensation.

Service RSUs represent the right to receive one share of the Company’s common stock for each vested Service RSU granted. The Performance RSUs represent the right for each Executive to earn from 0% to 150% of his or her target award based upon the Company’s achievement of specific performance goals established each year for a three-year performance period. At the end of the three-year performance period, the results for each year are averaged to determine the overall number of Performance RSUs earned. Both Service RSUs and Performance RSUs are payable one-third in cash and two-thirds in shares of the Company’s common stock, to facilitate payment of income taxes incurred on the payout of RSUs.

Service RSUs and Performance RSUs granted under the 2009 LTIP generally vest in full on the third anniversary of the date of grant (assuming the Executive has continued in his or her employment by the Company through such date). Upon death, disability, Retirement (as defined in the grant agreement) or involuntary termination without cause, a proportion of the RSUs vest equal to the number of full years completed between the grant date and the date employment ceases divided by three. In the event of a change of control (as defined in the 2004 Stock and Incentive Compensation Plan (the “2004 Plan”)), all Service RSUs and earned Performance RSUs vest in full. The number of Performance RSUs considered earned in the event of a change of control is determined based on actual performance for completed years and assumed target performance for any incomplete years of the performance period.

2009 Grants.  In March 2009, the Company granted both Service RSUs and Performance RSUs to each Executive under the 2009 LTIP. The total number of RSUs granted was set based on a value delivered as a percentage of salary formula. For the Performance RSUs, the 2009 performance goals were (i) achievement of a leverage ratio of 5.17; (ii) achievement of integration savings of $88 million; and (iii) improvement in the culture of the Company as evidenced by an average of 20 points of improvement in the Mission and Involvement quadrants of the Dennison Culture Model. Each of such performance goals is weighted in the calculation of the Company’s annual achievement at 70%, 20% and 10%, respectively. The Company achieved performance resulting in eligibility for an award at 144% of target for 2009.

Welfare Benefit Plans

The purposes of the Company’s welfare benefit plans are to attract and retain Executives and other employees. Executives participate in employee benefit plans available to all salaried employees, including medical, dental, accidental death and dismemberment, business travel accident, prescription drug, life and disability insurance. Continuation of welfare benefits for a limited time may occur as part of severance upon certain terminations of employment.

Perquisites

In 2009, the Company provided each Executive with a $20,000 payment in lieu of perquisites that can be used as the Executive determines. The fixed payment was originally designed to take the place of other specific perquisites that existed in previous employment contracts and to simplify administration. The purpose of providing a fixed payment in lieu of perquisites is to attract and retain Executives who would typically receive various perquisites with at least a similar value if employed by other companies comparable to the Company. The payment is reported in the Summary Compensation Table in the Bonus column. In 2010, the Company will no longer provide a specific payment in lieu of perquisites to its Executives.

Retirement Benefits

The Company provides retirement benefits to attract and retain qualified employees and Executives, and to reward significant service to the Company. Executives and all other employees who meet certain service requirements are eligible to participate in one of the Company’s 401(k) Plans, which are qualified defined contribution plans under the rules of the Internal Revenue Service (“IRS”). The Company does not currently offer a 401(k) restoration plan that would permit Executives to contribute to and receive contributions from the Company on a basis that would be commensurate with other employees as a percent of pay. Executives and all other employees hired on or before January 1, 2008, are also eligible to participate in either the Riverwood International Employees Retirement Plan or the Graphic Packaging Retirement Plan and the Graphic Packaging Excess Benefit Plan (together, the “Pension Plans”). In addition, some senior executives, including the Executives, participate in either the Riverwood International Supplemental Retirement Plan or the Graphic Packaging Supplemental Retirement Plan (together, the “Supplemental Plans”). Mr. Scheible and Mr. Doss participated in the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Plan until January 1, 2005, the date they transferred into the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. The Supplemental Plans provide a benefit based upon compensation that exceeds the limits set by the IRS for the Pension Plans and makes total retirement benefits under the Company’s defined benefit plans for the Executives commensurate with those available to other employees as a percent of pay. Additional information about the Pension Plans and the Supplemental Plans is provided under the Pension Benefits at 2009 Fiscal Year-End table.

All employees hired after January 1, 2008, including executives of the Company, are eligible for an annual supplemental contribution by the Company to a 401(k) Plan account of 3% of eligible earnings in lieu of participation in the Pension Plans.

Employment Agreements and Potential Payments on Termination

Since 2006, the Company’s senior executives have had employment agreements with generally uniform provisions, including non-competition and non-solicitation covenants as well as claims releases and severance provisions. In the fall of 2009, the Company entered into new, updated employment agreements with its Executives that contain such provisions, but also contain provisions intended to insure compliance with Internal Revenue Code (the “Code”) Section 409A and an additional severance benefit in the event of a change in control of the Company.

The new employment agreements specify current position, base salary and aggregate annual bonus opportunity (as a percentage of base salary) for each Executive, as well as severance arrangements under different circumstances. Executives may receive severance benefits if they are terminated involuntarily or terminate voluntarily for Good Reason (as defined below) within 30 days of the Good Reason event. The

Executive must deliver written notice of intention to terminate for Good Reason, specifying the applicable provision, and provide the Company a reasonable opportunity to cure. The Good Reason provision in the contracts was designed to equalize the treatment of voluntary terminations for Good Reason with involuntary terminations without cause. Doing so enables the contracts to fulfill their purpose of promoting retention during times of uncertainty and transition. “Good Reason” as defined in the agreements includes material reduction in position, responsibilities or duties, failure by the Company to obtain the assumption of the agreement by a successor company, reduction in base salary (unless the reduction does not exceed 10% and is applied uniformly to all similarly situated executives), breach of agreement or mandatory relocation (other than in connection with promotion) of more than 50 miles.

For Mr. Scheible, the severance benefit is two times base salary, and for Messrs. Blount, Doss, Hellrung and Schmal it is one times base salary. Executives also receive welfare benefits for one year after termination and a pro-rata bonus payout (which is doubled for Mr. Scheible). In addition, if an Executive is separated from service without cause or for Good Reason within one year of a change in control, the Executive receives (i) an additional 1/2 year of base salary (one year for Mr. Scheible) and (2) a bonus equal to the Executive’s target level bonus for the year in which the separation occurs (assuming that all performance targets had been achieved) multiplied by 1.5 (multiplied by 2 for Mr. Scheible).

The agreements are discussed in more detail under Employment Agreements and Termination of Employment Arrangements.

In addition to the change in control provisions in the new employment agreements, the award agreements for Service RSUs and Performance RSUs granted under the 2004 Plan in 2008 and 2009 provide for accelerated vesting and payout in the event of a change in control. A “change-in-control” means any of the following events:

•	The acquisition by any person of beneficial ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, except if such acquisition is by a person who, prior to such acquisition, is the beneficial owner of thirty percent (30%) or more of such securities, or if such acquisition is by any employee benefit plan or related trust, or if such acquisition is by a stockholder who is party to the Riverwood Holding, Inc. Stockholders Agreement dated March 25, 2003.

•	Individuals of the incumbent Board (other than those whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Company) do not constitute at least a majority of the Board.

•	Consummation of a reorganization, merger or consolidation to which the Company is a party unless (i) all or substantially all of the individuals and entities who were the Beneficial Owners of the Company’s outstanding securities prior to such transaction beneficially own more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the transaction, and (ii) no person (excluding successors to current stockholders or any employee benefit plan or related trust) beneficially owns thirty percent (30%) or more of the combined voting power of the then outstanding voting securities, except to the extent that such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the resulting entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such reorganization, merger or consolidation.

•	The sale, transfer or disposition of all or substantially all of the assets of the Company; or

•	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The forgoing events were chosen to trigger the vesting and payout of RSUs under the 2004 Plan because they constitute a fundamental change in the ownership or control of the Company, which materially alters the prospects and future of the Company and, therefore, the employment conditions and opportunities for the members of management who receive RSUs. Under the grant agreements used in 2008, all vesting restrictions lapse and any mandatory holding period expires upon the occurrence of a change-in-control, while under the grant agreements used in 2009 all Service RSUs and earned Performance RSUs vest in full.

In addition, the following provisions would affect options granted under the Company’s equity compensation plans in the event of a change-in-control:

•	The 2004 Plan provides that if a participant’s employment is terminated for any reason except cause within six months prior to a change-in-control or within twelve months subsequent to such change-in-control, the participant will have until the earlier of (i) twelve months following such termination, or (ii) expiration of the options, to exercise such options.

•	The 2003 Riverwood Holding, Inc. Long-Term Incentive Plan provides that outstanding options will be either cancelled in exchange for a payment in cash of an amount equal to (i) the excess of the value assigned to shares in the transaction constituting the change-in-control over (ii) the exercise price, or exchanged for an alternative award with substantially equivalent economic value.

•	The Graphic Packaging Equity Incentive Plan provides only for full vesting of stock options and other awards upon a change-in-control.

In addition to certain benefits under the Company’s equity incentive plans in the event of a change-in-control, Mr. Blount participates in a retirement arrangement that supplements the benefit under the Company’s Pension Plans and Supplemental Plans in the event of a change-in-control by providing ten years minimum service and subsidized early retirement reduction factors. The present value of the annual net benefit under this arrangement as of December 31, 2009 is $300,966 for Mr. Blount.

Timing of Compensation

Base salary adjustments are generally approved at the first Committee and Board meeting of the year and may take effect at various times over the course of the year. Our policy is that awards of equity compensation are made only at regularly scheduled meetings of the Board of Directors (except for new-hire grants) and that the date of grant is the date upon which the Board of Directors approves the grant.

Tax Issues

Favorable accounting and federal corporate income tax treatment of the various elements of our compensation program is a consideration in its design, but because of the Company’s large net operating loss carryforwards which are expected to offset the Company’s federal income tax obligations for several years and because the Committee’s policy is to maximize long-term stockholder value, it is not the sole consideration. Section 162(m) of the Code limits the deductibility of certain items of compensation to each of the Executives (or, the “covered employees,” for Code Section 162(m) purposes) to $1,000,000 annually, unless the compensation qualifies as performance-based compensation exempt from the $1,000,000 limitation. Long-term incentives may be structured so as to qualify for the performance-based exception described above. We will continue to monitor the levels of compensation of our Executives and to consider whether other action should be taken in order to ensure deductibility of compensation payable to them, although we reserve the right to award compensation that is not deductible under Code Section 162(m) if we determine it to be in the best interests of the Company and our stockholders to do so.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to or earned by the Company’s Principal Executive Officer (Mr. Scheible), Principal Financial Officer (Mr. Blount) and the Company’s three other most highly paid executive officers in 2009 (collectively, the “Named Executive Officers”) for each of the three fiscal years ended December 31, 2009.

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)

David W. Scheible	2009	880,000	20,000	1,123,443	1,760,000	267,936	9,800	4,061,179
President and	2008	846,667	20,000	473,582	423,333	389,075	9,200	2,161,857
Chief Executive Officer	2007	750,000	20,000	1,665,301	1,387,850	167,167	128,549	4,118,867
Daniel J. Blount	2009	470,000	20,000	342,869	658,000	218,794	9,800	1,719,463
Senior Vice President and	2008	452,000	20,000	154,640	158,200	205,011	159,097	1,148,948
Chief Financial Officer	2007	416,667	20,000	726,215	539,720	216,665	9,000	1,928,267
Michael P. Doss	2009	440,000	20,000	320,984	616,000	79,231	9,800	1,486,015
Senior Vice President,	2008	390,416	20,000	115,978	136,645	100,106	9,200	772,345
Consumer Packaging	2007	315,000	20,000	382,568	408,028	38,036	9,000	1,172,632
Division
Stephen A. Hellrung	2009	389,000	20,000	283,778	466,800	102,326	9,800	1,271,704
Senior Vice President,	2008	377,542	20,000	134,341	113,262	121,432	9,200	775,777
General Counsel and	2007	353,333	20,000	630,899	392,299	74,153	9,380	1,480,064
Secretary
Michael R. Schmal	2009	400,000	20,000	291,803	560,000	285,810	9,481	1,567,094
Senior Vice President,	2008	391,500	20,000	135,306	137,025	451,976	179,341	1,315,148
Beverage Packaging Division	2007	363,333	20,000	635,439	470,635	370,035	9,000	1,868,442

(1)	Amounts shown in this column reflect payments in lieu of perquisites.

(2)	Amounts shown in this column represent the aggregate fair value of restricted stock units (“RSUs”) as of the date of grant, computed in accordance with FASB ASC Topic 718. The value of RSUs subject to performance conditions is shown assuming performance occurs at target level.

(3)	The amounts set forth in this column reflect the aggregate increase in the present value of each of the Named Executive Officers’ respective accumulated benefits under our pension plans.

(4)	The amounts shown in this column for 2009 represent matching contributions to the Company’s 401(k) Plan.

The following table sets forth information regarding the grants of annual cash incentive compensation and RSUs during 2009 to the Named Executive Officers.

Grants of Plan-Based Awards in Fiscal 2009

								Grant
								Date Fair
								Value of
		Estimated Possible Payouts			Estimated Future Payouts			Stock
		Under Non-Equity Incentive			Under Equity Incentive			and
		Plan Awards(1)			Plan Awards			Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name and Principal Position	Date	($)	($)	($)	(#)(2)	(#)(3)	(#)(4)	($)(5)

David W. Scheible	3/4/2009	0	880,000	1,760,000	420,765	1,262,295	1,683,060	$1,123,443
President and Chief Executive Officer
Daniel J. Blount	3/4/2009	0	329,000	658,000	128,415	385,246	513,662	$342,869
Senior Vice President and Chief Financial Officer
Michael P. Doss	3/4/2009	0	308,000	616,000	120,219	360,656	480,875	$320,984
Senior Vice President, Consumer Packaging Division
Stephen A. Hellrung	3/4/2009	0	233,400	466,800	106,284	318,852	425,136	$283,778
Senior Vice President, General Counsel and Secretary
Michael R. Schmal	3/4/2009	0	280,000	560,000	109,290	327,869	437,159	$291,803
Senior Vice President, Beverage Packaging Division

(1)	The amounts set forth in these columns reflect the threshold, target and maximum cash payments that could have been earned during 2009 under the MIP.

(2)	Amounts in this column represent the number of Service-Based RSUs granted to each of the Named Executive Officers in 2009. Such RSUs generally vest and become payable on the third anniversary of the date of grant if the Named Executive Officer has continued his employment with the Company through such date.

(3)	Amounts in this column represent the number of Service-Based RSUs granted to each of the Named Executive Officers plus the number of Performance-Based RSUs granted to each of the Named Executive Officers. The number of Performance-Based RSUs is shown assuming Company performance at the target levels under the 2009 LTIP.

(4)	Amounts in this column represent the number of Service-Based RSUs and Performance-Based RSUs granted to each of the Named Executive Officers, with the number of Performance-Based RSUs adjusted to reflect maximum payout under the 2009 LTIP, which is 150% of the target level grant.

(5)	Amounts in this columns were calculated assuming payout of the Performance-Based RSUs at the target level.

Additional Information regarding the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2009 Table

Salary.  The amounts shown as salaries in the Summary Compensation Table for 2009 represent amounts actually paid during 2009 and may not be the same as current base salary levels.

Non-Equity Incentive Plan Compensation.  The Company’s MIP is designed to provide short-term incentive awards based upon the accomplishment by the Company of performance goals established at the beginning of each year. Awards are paid in cash during the first quarter of the following year.

Option/Stock Appreciation Rights Grants in 2009.  During 2009, none of the Named Executive Officers received grants of stock options or stock appreciation rights.

Stock Awards.  In 2009, the Compensation and Benefits Committee and the Board approved grants of RSUs under the 2004 Plan to our Named Executive Officers. These grants were made up of Service RSUs (1/3 of total grant) and Performance RSUs (2/3 of total grant). The Performance RSUs are based upon accomplishment of certain performance metrics established by the Board of Directors. Specifically, the performance metrics (resulting in an award at target level) were leverage of less than 5.17 to 1:00, integration savings of $88.0 million and an average of 20 points of improvement in the red and green quadrants in the model used to assess culture throughout the Company. The Company achieved or exceeded all of these metrics except the improvement in culture (which was achieved at the 88% level), resulting in 2009 performance at 144% of target level. 2009 performance results will be averaged with 2010 and 2011 performance results against the performance goals set for those years by the Board to determine the size of the Performance RSU payout. The Performance RSUs vest in full on the third anniversary of the date of grant and are payable 2/3 in shares of the Company’s common stock and 1/3 in cash.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings.  Amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation column of the Summary Compensation Table represent only the aggregate increase in the present value of accumulated benefits under our Pension Plans and Supplemental Plans, as the Company does not have an active deferred compensation plan.

The following table sets forth each outstanding award of stock options or RSUs held by the Named Executive Officers at the end of fiscal 2009. All stock options held by the Named Executive Officers are fully vested and none of the RSUs held by the Named Executive Officers are vested.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards			Stock Awards
Equity
Incentive
				Equity	Plan
				Incentive	Awards:
				Plan	Market
				Awards:	or Payout
				Number of	Value of
				Unearned	Unearned
	Number of			Shares,	Shares,
	Securities			Units	Units
	Underlying			or Other	or Other
	Unexercised	Option		Rights	Rights
	Options	Exercise	Option	That Have	That Have
	(#)	Price	Expiration	Not Vested	Not Vested
Name and Principal Position	Exercisable	($)	Date	(#)	($)

David W. Scheible	163,710	7.56	08/08/2013	1,436,406	4,984,329
President and Chief Executive Officer
Daniel J. Blount	74,879	6.57	08/08/2013	442,099	1,534,084
Senior Vice President and Chief Financial Officer
Michael P. Doss	—	N/A	N/A	403,295	1,399,434
Senior Vice President, Consumer Packaging Division
Stephen A. Hellrung	200,000	6.57	10/06/2013	368,242	1,277,800
Senior Vice President, General Counsel	200,000	4.82	10/06/2013
and Secretary
Michael R. Schmal	80,613	6.57	08/08/2013	377,614	1,310,321
Senior Vice President, Beverage Packaging Division

Stock Vested in 2009

During 2009, none of the Named Executive Officers had any stock options or RSUs vest or become payable.

Pension Benefits at 2009 Fiscal Year-End

		Number		Present	Payments
		of Years		Value of	During
		Credited		Accumulated	Last
		Service		Benefit	Fiscal Year
Name and Principal Position	Plan Name	(#)		($)(1)	($)

David W. Scheible	Riverwood International Employees Retirement Plan	10		336,609	0
President and Chief	Riverwood International Supplemental Retirement Plan	10		577,345	0
Executive Officer	Graphic Packaging Retirement Plan	5	(2)	84,837	0
	Graphic Packaging Supplemental Retirement Plan	5	(2)	111,374	0
Daniel J. Blount(3)	Riverwood International Employees Retirement Plan	11		662,894	0
Senior Vice President and	Riverwood International Supplemental Retirement Plan	11		587,840	0
Chief Financial Officer
Michael P. Doss	Riverwood International Employees Retirement Plan	10		104,709	0
Senior Vice President,	Riverwood International Supplemental Retirement Plan	10		128,941	0
Consumer Packaging	Graphic Packaging Retirement Plan	5	(2)	52,558	0
Division	Graphic Packaging Supplemental Retirement Plan	5	(2)	4,420	0
Stephen A. Hellrung	Riverwood International Employees Retirement Plan	6		296,874	0
Senior Vice President,	Riverwood International Supplemental Retirement Plan	6		148,374	0
General Counsel and Secretary
Michael R. Schmal(3)	Riverwood International Employees Retirement Plan	28		1,559,414	0
Senior Vice President,	Riverwood International Supplemental Retirement Plan	28		513,465	0
Beverage Packaging Division

(1)	The valuation method and assumptions used in calculating the present value of the accumulated benefits is set forth in Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Mr. Scheible and Mr. Doss were transferred to the Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan as of January 1, 2005. Benefit service was frozen on December 31, 2004 for both the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Retirement Plan.

(3)	Mr. Blount and Mr. Schmal are eligible for early retirement under both the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. Both plans require participants to be at least age 55 and have 10 years of service in order to be eligible for early retirement.

Additional Information regarding the Pension Benefits at 2009 Fiscal Year-End Table

The Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan.  All U.S. salaried employees hired prior to January 1, 2008, who satisfy the service eligibility criteria and who are not participants in the Graphic Packaging Retirement Plan (the “GPIC Retirement Plan”) are participants in the Riverwood International Employees Retirement Plan (the “Employees Retirement Plan”). Pension benefits under this plan are limited in accordance with the provisions of the Code governing tax-qualified pension plans. The Company also maintains the Riverwood International Supplemental Retirement Plan for participants in the Employees Retirement Plan that provides for payment to participants of retirement benefits equal to the excess of the benefits that would have been earned by each participant had the limitations of the Code not applied to the Employees Retirement Plan and the amount actually earned by such participant under such plan. Messrs. Scheible, Blount, Doss, Hellrung and Schmal are each eligible to participate in these pension plans. Benefits under the Riverwood International Supplemental Retirement Plan are not pre-funded; such benefits are paid by the Company.

Annual remuneration, defined as “Salary” in the Employees Retirement Plan, includes annual salary paid, amounts paid as bonuses under the annual incentive compensation plan and certain other bonus awards, but excludes payments in lieu of perquisites and payments under any equity incentive plan or long-term incentive plan.

As of December 31, 2009, Messrs. Scheible, Blount, Doss, Hellrung and Schmal had the completed years of credited service set forth above in the Pension Benefit Table. Estimated benefits have been calculated on the basis of a straight-life annuity form of payment and are not subject to a reduction to reflect the payment of Social Security benefits or other offset amounts. The years of service calculated for Mr. Scheible and Mr. Doss include years of service credited under the GPIC Retirement Plan described below. Mr. Scheible and Mr. Doss participated in the GPIC Retirement Plan until January 1, 2005 when they were transferred into the Employees Retirement Plan.

GPIC Retirement Plan.  The Company’s U.S. salaried employees who (i) were previously employed by Graphic Packaging International Corporation (“GPIC”), (ii) satisfy the service eligibility criteria and (iii) do not participate in the Employees Retirement Plan participate in the GPIC Retirement Plan. Pension benefits under the GPIC Retirement Plan are limited in accordance with the provisions of the Code governing tax qualified pension plans. GPIC also maintained the Graphic Packaging Supplemental Retirement Plan that provided the benefits that were not payable from the qualified retirement plan because of limitations under the Code. None of the Company’s Named Executive Officers participated in the GPIC Retirement Plan during 2009.

Deferred Compensation.  None of the named Executive Officers participated in a deferred compensation plan in 2009.

The following table provides information as of December 31, 2009, with respect to the Company’s compensation plans under which equity securities are authorized for issuance:

Equity Compensation Plan Information

	Number of Securities			Number of Securities Remaining
	to be Issued Upon		Weighted-Average	Available for Future Issuance
	Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column(a))
Plan Category	(#)		($)(3)	(#)

Equity compensation plans approved by stockholders(1)	15,345,067	(2)	7.28	14,669,465
Equity compensation plans not approved by stockholders	—		—	—
Total	15,345,067	(2)	7.28	14,669,465

(1)	These plans are the 2004 Plan, the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan (the “2003 LTIP”), the Riverwood Holding, Inc. 2002 Stock Incentive Plan, the Riverwood Holding, Inc. Stock Incentive Plan, the Graphic Packaging Equity Incentive Plan, and the Graphic Packaging Equity Compensation Plan for Non-Employee Directors. With the exception of the 2004 Plan, each of these plans has been amended to provide that no additional awards will be granted thereunder.

(2)	Includes an aggregate of 6,442,092 stock options, 8,769,379 RSUs (including 48,653 RSUs constituting deferred compensation) and 133,596 shares of phantom stock.

(3)	Weighted-average exercise price of outstanding options; excludes RSUs and shares of phantom stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Employment Agreements

In late 2009, each of the Named Executive Officers entered into an employment agreement with the Company and its wholly-owned subsidiary, Graphic Packaging International, Inc. The updated agreements have generally uniform provisions, including non-competition and non-solicitation covenants, claims releases and severance provisions like the Company’s prior executive employment agreements, but also contain provisions intended to insure compliance with Code Section 409A and an additional severance benefit in the event of a change in control of the Company.

Pursuant to the new agreements, each of the Named Executive Officers will serve in the capacity shown beside his name in the table set forth below. Each of the agreements has an initial term of one year beginning on the date of execution of the agreement and then automatically extends upon the same terms and conditions for an additional period of one year until terminated by the Company or the Named Executive Officer.

Each of the agreements provides for the minimum base salary set forth in the table below, and for each Named Executive Officer’s participation in the Company’s incentive compensation programs for senior executives at a level commensurate with his position and duties with the Company and based on such performance targets as may be established from time to time by the Company’s Board of Directors or a committee thereof. Each Named Executive Officer has an initial annual target bonus opportunity equal to the percentage of base salary set forth in the table below.

Each of the agreements specifies that during the Named Executive Officer’s employment, the Company shall provide certain employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs of the Company then available to its senior executives. The executives shall also be entitled to participate in all of the Company’s profit sharing, pension, retirement, deferred compensation and savings plans applicable to senior executives, as such plans may be amended and in effect from time to time.

In the event that the Named Executive Officer’s employment is terminated due to a disability that prevents the performance by the Named Executive Officer of his duties for a period of six months or longer, the Company shall pay the Named Executive Officer’s full base salary through the date of termination. In the case of termination due to death, the Company will pay the Named Executive Officer’s full base salary for the payroll period in which death occurs, plus an additional one month’s salary. In addition to base salary payments, a Named Executive Officer terminated due to disability or death will receive a pro-rated bonus for the portion of the calendar year in which the Named Executive Officer’s termination of employment occurs, assuming target performance by the Company under applicable performance metrics.

In the event that the Company terminates a Named Executive Officer’s employment without cause, or a Named Executive Officer terminates his employment for good reason, the agreements provide for severance of:

•	base salary and welfare benefits for a period ending on the first anniversary of the date of termination (on the second anniversary with respect to Mr. Scheible);

•	a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance metrics had been achieved as of the date of termination (multiplied by two with respect to Mr. Scheible); and

•	outplacement and career counseling services with a value not in excess of $25,000.

If the Company terminates a Named Executive Officer’s employment without cause, or a Named Executive Officer terminates his employment for good reason within one year of a change in control, the Named Executive Officer will also receive:

•	an additional 1/2 year’s base salary (one year with respect to Mr. Scheible); and

•	an incentive bonus for the year in which termination occurs equal to such Named Executive Officer’s incentive bonus opportunity at target level and assuming that all performance metrics had been achieved multiplied by 1.5 (multiplied by two with respect to Mr. Scheible).

Each of the agreements provides that the Named Executive Officer may not work for specific competitors of the Company for a period of one year after his employment terminates. Each of the Named Executive Officers is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company’s relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment.

Specific terms for each of the Named Executive Officers are set forth below:

	Annual	Annual
	Base	Target
	Salary*	Bonus
Name and Principal Position	($)	(%)

David W. Scheible	880,000	100%
President and Chief Executive Officer
Daniel J. Blount	470,000	70%
Senior Vice President and Chief Financial Officer
Michael P. Doss	440,000	70%
Senior Vice President, Consumer Packaging Division
Stephen A. Hellrung	389,000	60%
Senior Vice President, General Counsel and Secretary
Michael R. Schmal	400,000	70%
Senior Vice President, Beverage Packaging Division

*	Each Named Executive Officer’s annual base salary increased by $20,000 on January 1, 2010 reflecting an increase in salary to replace the payment in lieu of perquisites previously provided to executives of the Company.

Potential Payments Upon Termination

The table below reflects the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment was terminated (i) because of death or disability, (ii) by the Company without cause or by the Named Executive Officer for good reason (as described in such Named Executive Officer’s employment agreement), or (iii) by the Company without cause or by the Named Executive Officer for good reason within one year following a change in control of the Company, in each such case as of December 31, 2009, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment and benefits available to all salaried employees, such as distributions under the Company’s 401(k) Plans and any accrued vacation pay. These benefits are also in addition to the benefits described above in the Pension Benefits at Fiscal Year-End 2009 Table.

In the event that a Named Executive Officer is terminated for cause, no cash severance is payable and the Named Executive Officer forfeits all unvested equity awards. In addition, no continued welfare benefits or outplacement services are provided to the Named Executive Officer.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of an executive’s actual separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the maximum payouts under any incentive plans and the executive’s age.

				Termination Without			Termination following a
				Cause			Change
	Death & Disability(1)			or for Good Reason(2)(3)			in Control(3)
	Cash	Equity	Total	Cash	Equity	Total	Cash	Equity	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)	($)	($)	($)

David W. Scheible	880,000	604,165	1,484,165	3,520,000	604,165	4,124,165	6,160,000	4,984,329	11,144,329
President and Chief Executive Officer
Daniel J. Blount	329,000	197,280	526,280	799,000	197,280	996,280	1,527,500	1,534,084	3,061,584
Senior Vice President and Chief Financial Officer
Michael P. Doss	308,000	147,957	455,957	748,000	147,957	895,957	1,430,000	1,399,434	2,829,434
Senior Vice President, Consumer Packaging Division
Stephen A. Hellrung	233,400	171,383	404,783	622,400	171,383	793,783	1,167,000	1,277,800	2,444,800
Senior Vice President, General Counsel and Secretary
Michael R. Schmal	280,000	172,615	452,615	680,000	172,615	852,615	1,300,000	1,310,321	2,610,321
Senior Vice President, Beverage Packaging Division

(1)	In addition to the amounts shown, in the event that the Named Executive Officer’s employment is terminated upon his death, such Named Executive Officer receives his base salary for the remainder of the pay period in which his death occurs and for one month thereafter at the salary level in effect at the time of termination.

(2)	In the event that the Named Executive Officer’s employment is terminated because of his retirement or early retirement, such Named Executive Officer receives the same equity payout as if he had terminated his employment for good reason.

(3)	In addition to the amounts shown, each Named Executive Officer receives life, medical, dental and prescription drug benefits for one year following the date of termination, as well as outplacement and career counseling services with a cost up to $25,000. The aggregate maximum amount of such continued benefits for 2010 for each of the Named Executive Officers is:

David W. Scheible	$40,702
Daniel J. Blount	$39,054
Michael P. Doss	$38,934
Stephen A. Hellrung	$34,134
Michael R. Schmal	$38,773

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2007, the Board of GPC delegated authority to the Audit Committee to review and approve Related Party Transactions, and the Audit Committee of GPHC has adopted a Policy Regarding Related Party Transactions.

The Policy Regarding Related Party Transactions defines a “Related Party Transaction” as any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest, other than an interest that arises solely as a result of being a director or beneficial owner of less than 10% of another entity. The policy defines a “Related Party” as any (a) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (b) any beneficial owner of more than 5% of the Company’s common stock, (c) an immediate family member of any of the foregoing, or (d) any firm, corporation or other entity in which any of the foregoing is employed, is a principal or serves in a similar position, or has a beneficial ownership of more than 5%.

The Policy Regarding Related Party Transactions provides that the Audit Committee shall review all of the material facts and circumstances of all Related Party Transactions and either approve, ratify or disapprove of the entry into the Related Party Transaction. In determining whether to approve a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the benefits to the Company, the extent of the Related Party’s interest in the transaction, and if the Related Party is a director or a nominee for director, the impact on such director’s independence. The policy provides that certain Related Party Transactions, including certain charitable contributions, transactions involving competitive bids and transactions in which all stockholders receive proportional benefits, are pre-approved and do not require an individual review by the Audit Committee.

You may find a copy of the Policy Regarding Related Party Transactions on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Stockholders Agreement

On July 9, 2007 certain entities that would become significant stockholders of GPHC after the completion of the Altivity Transaction (the “Covered Stockholders”) entered into the Stockholders Agreement, which became effective upon completion of the Altivity Transaction. The Covered Stockholders are certain Coors family trusts and the Adolph Coors Foundation (the “Coors Family Stockholders”), the CD&R Fund, Old Town and the TPG Entities. The parties made agreements regarding matters further described below, that, among other things: (i) provide the Covered Stockholders certain rights to designate members of GPHC’s Board of Directors; (ii) restricts the ability of the Covered Stockholders to transfer their shares of GPHC common stock; and (iii) limits the Covered Stockholders from acquiring additional shares of GPHC common stock and from taking certain other actions with respect to GPHC.

Composition of GPHC’s Board of Directors.  Under the terms of the Stockholders Agreement, the Board of Directors of GPHC will initially consist of thirteen members, which will include eight of the nine members of GPC’s Board of Directors prior to the closing of the Altivity Transaction, classified into three classes. Class I will initially consist of five members, and classes II and III will each initially consist of four members. The initial term of each class, starting with Class I, will expire at the first, second and third annual meetings of stockholders following the completion of the Altivity Transaction.

Designation Rights.  The Stockholders Agreement provides that each of the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities will have the right, subject to requirements related to stock ownership, to designate a certain number of individuals for nomination for election to the Board of Directors of GPHC as described below. Each of the Coors Family Stockholders, the CD&R Fund and Old Town is entitled to designate one individual for nomination for election to the Board for so long as each such stockholder owns at least 3% of the fully diluted shares of GPHC common stock.

The TPG Entities, as a group, are entitled to designate the following number of individuals for nomination for election to the GPHC Board of Directors for so long as they meet the requirements related to stock ownership specified below:

•	three individuals for so long as the TPG Entities own at least 20% of the fully diluted shares of GPHC common stock in the aggregate;

•	two individuals for so long as the TPG Entities own at least the lesser of (i) 16% of the fully diluted shares of GPHC common stock in the aggregate or (ii) the percentage of GPHC common stock then held by the Coors Family Stockholders, but not less than 10%; and

•	one individual for so long as the TPG Entities own at least 3% of the fully diluted outstanding shares of GPHC common stock.

The Stockholders Agreement further provides that each of the other directors, not designated in the manner described above, will be independent directors, as described below, designated for nomination by the Nominating and Corporate Governance Committee of the Board.

Pursuant to the Stockholders Agreement, at each meeting of the stockholders of GPHC at which directors of GPHC are to be elected, GPHC will recommend that the stockholders elect to the Board of Directors of GPHC the designees designated by the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities. In addition, the then-serving Chief Executive Officer of GPHC shall be nominated for election to the Board.

In the event that the Coors Family Stockholders, the CD&R Fund, Old Town or the TPG Entities lose the right to designate a person to the Board, such designee will resign immediately upon receiving notice from the Nominating and Corporate Governance Committee that it has identified a replacement director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the Board. The Board seat formerly occupied by such designee shall become a seat for an additional GPHC independent director to be selected solely by the Nominating and Corporate Governance Committee, or the Board may determine to reduce its size by the number of vacated Board seats.

An “independent director” is a director who: (i) is not an officer or employee of GPHC or any of its affiliates, (ii) is not an officer or employee of any Covered Stockholder or, if such Covered Stockholder is a trust, a direct or indirect beneficiary of such trust and (iii) meets the standards of independence under applicable law and the requirements applicable to companies listed on the NYSE.

Agreement to Vote for Directors; Vacancies.  Each Covered Stockholder agrees to vote all of the shares owned by such Covered Stockholder in favor of the CEO director and each of the parties’ designees to the Board, and to take all other steps within such Covered Stockholder’s power to ensure that the composition of the Board is as contemplated by the Stockholders Agreement.

As long as the Coors Family Stockholders, the CD&R Fund, Old Town or the TPG Entities, as the case may be, has the right to designate a person for nomination for election to the Board, at any time at which the seat occupied by such party’s designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining directors an individual to fill such vacancy and to serve as a director. GPHC and each of the Covered Stockholders has agreed to take such actions as will result in the appointment to the Board as soon as practicable of any individual so designated by the Coors Family Representative, the CD&R Fund, Old Town or the TPG Entities.

In addition, each Covered Stockholder has agreed that: (i) it will not vote or give any proxy or written consent in favor of the removal as a director of GPHC of any of the designees of the Covered Stockholders (other than such Covered Stockholders own designee) without the prior written consent of the applicable

Covered Stockholder unless such designee has taken any action contrary to the Stockholders Agreement; (ii) it will not give any proxy with respect to shares of GPHC common stock entitling the holder of such proxy to vote on the election of directors unless the holder of such proxy has agreed to comply with the obligations of the Stockholders Agreement; and (iii) if, in connection with the election of any director, any Covered Stockholder indicates that it will not vote as required by the Stockholders Agreement or votes or gives any proxy in contravention of the Stockholders Agreement, such breaching Covered Stockholder constitutes the Covered Stockholder whose interests are detrimentally affected by such failure to vote as the breaching Covered Stockholder’s irrevocable proxy and attorney-in-fact to vote the breaching Covered Stockholder’s shares in accordance with the Stockholders Agreement.

At any time at which a vacancy is created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of one of the independent directors before the expiration of his or her term as director, the Nominating and Corporate Governance Committee will notify the Board of a replacement who is a GPHC independent director. Each of GPHC and the Covered Stockholders has agreed to take such actions as will result in the appointment of such replacement to the Board as soon as practicable.

Actions of the Board of Directors; Affiliate Agreements.  The Stockholders Agreement provides that actions of the Board will require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting at which a quorum is present, or the unanimous written consent of the Board, except that a Board decision regarding the merger, consolidation or sale of substantially all the assets of GPHC will require the affirmative vote of a majority of the directors then in office. In addition, a decision by GPHC to enter into, modify or terminate any agreement with an affiliate of the Coors Family Stockholders, the CD&R Fund, Old Town or the TPG Entities will require the affirmative vote of a majority of the directors not nominated by a Covered Stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

Committees of the Board of Directors.  The Stockholders Agreement provides for the Board to have an Audit Committee, a Compensation and Benefits Committee and a Nominating and Corporate Governance Committee as follows:

•	the Audit Committee will have at least three members, each of whom will be an independent director;

•	the Compensation and Benefits Committee will have three members, each of whom will be an independent director;

•	the Nominating and Corporate Governance Committee will have five members, consisting of the directors designated by the Coors Family Stockholders, the CD&R Fund, Old Town and two of the directors designated by the TPG Entities. The chairman of the Nominating and Corporate Governance Committee shall be any member of the committee chosen by an affirmative vote of a majority of the members of the committee; provided, however, that initially the chairman shall be John R. Miller, who shall be a non-voting chairman, and in which case the committee shall have six members.

Each of GPHC and the Covered Stockholders has agreed to take all steps within their power to ensure that the composition of the Board’s committees are as provided in the Stockholders Agreement. The rights described above of each of the Covered Stockholders to have its director designee sit as a member of Board committees will cease at such time as such stockholder holds less than 3% of the fully diluted shares of GPHC common stock, and in the case of the two TPG Entities’ designees on the Nominating and Corporate Governance Committee, one such designee shall resign from the committee at such time as the TPG Entities have the right to designate only one director for nomination for election to the Board. The GPHC Board of Directors will fill any committee seats that become vacant in the manner provided in the preceding sentence with independent directors. The Board is prohibited from forming an executive committee.

Transfer Restrictions.  The Covered Stockholders are generally restricted from transferring their shares until the expiration of a lock-up period of 180 days after closing of the transactions. After the expiration of the lock-up period, the Covered Stockholders may transfer their shares:

•	to GPHC or in a transaction approved by the GPHC Board of Directors;

•	to certain affiliated permitted transferees that agree to be bound by the Stockholders Agreement;

•	pursuant to a public offering; or

•	pursuant to a transfer made in accordance with Rule 144 of the Securities Act or that is exempt from the registration requirements of the Securities Act, to any person so long as such transferee would not own in excess of 5% of the fully diluted shares of GPHC common stock.

The share certificates owned by each Covered Stockholder or the statements reflecting the book-entry ownership of shares by each Covered Stockholder will bear customary legends with respect to transfer restrictions.

Standstill Agreement.  The Covered Stockholders are also subject to standstill provisions that generally restrict the Covered Stockholders from acquiring additional equity securities of GPHC (or any rights to purchase equity securities) that would increase such Covered Stockholder’s beneficial ownership of GPHC common stock on a percentage basis greater than the percentage held as of the closing date of the Altivity Transaction, or otherwise take action to increase such Covered Stockholder’s control over GPHC. These restrictions prohibit the Covered Stockholders from taking the following actions, among other items:

•	acquiring the beneficial ownership of additional equity securities (or the rights to purchase equity securities) of GPHC, subject to certain exceptions;

•	making or participating in any solicitation of proxies to vote any securities of GPHC in an election contest;

•	participating in the formation of a group with respect to shares of GPHC common stock (except to the extent such group is formed with respect to the Stockholders Agreement or the Registration Rights Agreement);

•	granting any proxy to any person other than GPHC or its designees to vote at any meeting of the GPHC stockholders;

•	initiating or soliciting stockholders for the approval of one or more stockholder proposals with respect to GPHC;

•	seeking to place a representative on the GPHC Board of Directors, except as contemplated by the Stockholders Agreement;

•	seeking to publicly call a meeting of the GPHC stockholders;

•	making any public announcement or proposal with respect to any form of business combination involving GPHC; and

•	disclosing any plan to do any of the foregoing or assist or encouraging any third party to do any of the foregoing.

Once the TPG Entities transfer GPHC common stock such that their aggregate percentage holdings of the outstanding GPHC common stock drops below 25%, and then below 15%, respectively, the TPG Entities may not acquire beneficial ownership on a percentage basis of shares greater than 25% or 15%, as the case may be.

Effectiveness; Term of Stockholders Agreement.

The Stockholders Agreement became effective upon the closing of the Altivity Transaction. The Stockholders Agreement will terminate under the following circumstances:

•	by the unanimous consent of GPHC and the Covered Stockholders;

•	with respect to any Covered Stockholder, at such time as such Covered Stockholder holds less than 3% of the fully diluted shares of GPHC common stock;

•	except with respect to the standstill provisions, at such time as no more than one of the Covered Stockholders holds more than 3% of the fully diluted shares of GPHC common stock;

•	except with respect to the standstill provisions, at such time as approved by each of the Covered Stockholders who holds in excess of 3% of the fully diluted shares of GPHC common stock; or

•	upon the fifth anniversary of the effective date of the Stockholders Agreement; provided, however, that the confidentiality provisions of the Stockholders Agreement shall survive for one year following the termination of the Stockholders Agreement.

Notwithstanding the foregoing, the standstill provisions of the Stockholders Agreement will terminate on the earlier of the date on which the TPG Entities or the Covered Stockholders other than the TPG Entities collectively, beneficially own less than 10% of the fully diluted shares of GPHC common stock and the third anniversary of the closing of the Altivity Transaction; provided, however, that in no event will the standstill provisions of the Stockholders Agreement terminate prior to the second anniversary of the closing of the Altivity Transaction.

Registration Rights Agreement

On July 7, 2007, GPHC, and the Coors Family Stockholders, the CD&R Fund, Old Town, the TPG Entities and certain other anticipated stockholders of GPHC entered into a Registration Rights Agreement.

Such Registration Rights Agreement became effective immediately upon the completion of the Altivity Transaction. The Registration Rights Agreement provides that 180 days following the closing, the stockholder parties to the agreement representing 10% of the number of outstanding shares of GPHC (for the first two requests) and 5% at all times thereafter (which percentage drops to 3% to the extent the stockholder has held less than 5% for more than 180 days prior to the request), may request on one or more occasions that GPHC prepare and file a registration statement (including, except as to the initial registration, a shelf registration statement pursuant to Rule 415 under the Securities Act, providing for an offering to be made on a continuous basis, if so requested and if GPHC is eligible to use Form S-3) relating to the sale of their GPHC common stock. Notwithstanding the previous sentence, the first request must be made by at least two of four of the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities, although only one of such four stockholders actually need offer its shares, and the first registration and offering must be a marketed underwritten offering.

Upon receipt of such a request, GPHC is required to promptly give written notice of such requested registration to all holders of registrable securities under the Registration Rights Agreement and, thereafter, to use its reasonable best efforts to effect the registration under the Securities Act of all registrable securities which it has been requested to register pursuant to the terms of the Registration Rights Agreement. GPHC is not required to effect a registration requested by the stockholder parties for 180 days after the effectiveness of the registration statement for the first registration effected pursuant to such a request. In all cases, GPHC’s obligations to register the registrable securities are subject to the minimum and maximum offering size limitations set forth below.

The stockholder parties have the right to request that any offering requested by them under the Registration Rights Agreement be an underwritten offering. In such case, the requesting stockholder parties by majority of shares requested to be included in the registration will have the right to select one or more underwriters to administer the requested offering, subject to approval by the finance committee (described below), which shall not be unreasonably withheld.

With respect to the first two requests to effect a registration, GPHC will not be required to effect such registration if such requests relate to less than 10% of the outstanding shares of common stock. Any request for registration after the first two requests will be subject to a minimum offering size of 5% of the outstanding shares of GPHC common stock.

If the stockholder parties request registration of any of their shares of GPHC common stock, GPHC is required to prepare and file a registration statement with the SEC as soon as possible, and no later than 60 days after receipt of the request (45 days in the case of a Form S-3 registration statement), subject to the right of GPHC and the finance committee described below to delay such filing.

GPHC is permitted to postpone an offering for a reasonable time period that does not exceed 60 days if the GPHC Board of Directors determines that the offering would reasonably be expected to materially adversely affect or materially interfere with a material financing of GPHC or a material transaction under consideration by GPHC or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which could materially adversely affect GPHC, subject to certain limitations.

If GPHC is participating in a sale with other stockholders who have requested registration and GPHC and holders of a majority of the shares requesting registration determine that the offering should be limited due to market conditions, GPHC is permitted to include no more than 25% of its shares in the total number of shares of GPHC common stock being offered in such offering.

Incidental Registration Rights.  In the event that GPHC proposes to register equity securities, subject to certain limitations, GPHC is required to promptly give written notice of such proposed registration to all holders of registrable securities (as defined below). Under certain circumstances, GPHC will be obligated to include in such registration the securities of such stockholders desiring to sell their GPHC common stock. If GPHC is advised by the managing underwriters (or, in connection with an offering that is not underwritten, by an investment banking firm of nationally recognized standing involved in such offering) that the offering should be limited due to market conditions, securities being sold by GPHC will have priority in being included in such registration.

Fees and Expenses.  GPHC is generally obligated to pay the expenses related to such registrations, except in the cases where stockholders requesting registration have refused to proceed with the transaction.

Finance Committee.  Under the terms of the Registration Rights Agreement, GPHC and the GPHC stockholders party thereto will create a finance committee which will initially consist of two representatives designated by the TPG Entities, the Chief Executive Officer of GPHC, and one representative of each of the Coors Family Stockholders, the CD&R Fund and Old Town. Each party’s right to membership on the finance committee ends at the same time as its right to nominate members of the GPHC Board of Directors ends under the Stockholders Agreement. The finance committee will have the authority to specify reasonable limitations on a registration or offering requested pursuant to the Registration Rights Agreement, including setting the maximum size of the registration or offering, the timing of registration or offering, the underwriters and the plan of distribution. Notwithstanding the foregoing, the finance committee does not have the authority to delay a proposed registration or offering for more than three months, subject to certain further limitations.

Termination.  The Registration Rights Agreement will terminate on the earliest to occur of its termination by unanimous consent of the parties thereto, the date on which no shares of GPHC common stock subject to the agreement are outstanding, or the dissolution, liquidation or winding up of GPHC.

The CD&R Fund

The CD&R Fund is a private investment fund managed by CD&R. The general partner of the CD&R Fund is Associates V, and the general partners of Associates V are Associates II, CD&R Investment Associates, Inc., and CD&R Cayman Investment Associates, Inc. Mr. B. Charles Ames, who served as Director Emeritus on the Board of Directors of GPC, is a principal of CD&R, a Director of Associates II and a limited partner of Associates V, was the Chairman of the Board of Riverwood Holding, Inc. , the predecessor to GPC (“Riverwood”), until the merger of such company with GPIC to form GPC. Mr. Conway, who is the Managing Partner of CD&R, a director of Associates II and a limited partner of Associates V, is one of the Company’s Directors.

Riverwood entered into an indemnification agreement dated March 27, 1996, with CD&R and the CD&R Fund pursuant to which Riverwood agreed to indemnify CD&R, the CD&R Fund, Associates V, Associates II, together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of a certain consulting agreement between Riverwood and CD&R that is no longer effective, and certain other claims and liabilities.

Coors Family Relationships

William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors, Peter H. Coors, John K. Coors, William Grover Coors, J. Bradford Coors, Timothy I. Coors, Douglas M. Coors, Peter J. Coors, Melissa E. Coors and Christian Coors Ficeli are directors of Adolph Coors Co., LLC, a Wyoming limited liability company that serves as the sole trustee of seven of the Coors family trusts. Collectively, Jeffrey H. Coors, the Coors family trusts and the Adolph Coors Foundation beneficially own approximately 18.4% of the Company’s outstanding common stock. In addition, one of those trusts owns approximately 30% of the voting common stock of Molson Coors Brewing Company (formerly, the Adolph Coors Company) and a related entity owns 100% of CoorsTek, Inc. (“CoorsTek”).

Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., Peter H. Coors and William Grover Coors are brothers. Jeffrey H. Coors served as GPC’s Vice Chairman until December 31, 2007 and continues to serve as a member of the Board of Directors. Timothy I. Coors is the son of Jeffrey H. Coors and was an employee of the Company until December 20, 2007. J. Bradford Coors and Douglas M. Coors are the sons of Joseph Coors, Jr., and employees of CoorsTek. Melissa E. Coors and Christian Coors Ficeli are Peter H. Coors’ daughters and employees of Molson Coors Brewing Company. Peter J. Coors is the son of Peter H. Coors and an employee of Molson Coors Brewing Company. William K. Coors served as a Director Emeritus on the Company’s Board until March 13, 2007. Peter H. Coors is an executive officer and director of Molson Coors Brewing Company. John K. Coors is an executive officer and director of CoorsTek. The Company, Molson Coors Brewing Company and CoorsTek, or their subsidiaries, have certain business relationships and have engaged in certain transactions with one another, as described below.

Transactions with Adolph Coors Company.  On December 28, 1992, GPIC was spun off from Adolph Coors Company and since that time Adolph Coors Company has had no ownership interest in GPIC. However, certain Coors family trusts had significant interests in both GPIC and Adolph Coors Company. GPIC also entered into various business arrangements with the Coors family trusts and related entities from time-to-time since its spin-off. GPIC’s policy was to negotiate market prices and competitive terms with all third parties, including related parties.

GPIC originated as the packaging division of Adolph Coors Company. At the time of the spin-off from Adolph Coors Company, GPIC entered into an agreement with Coors Brewing Company to continue to supply its packaging needs. GPC, the successor in interest to GPIC, executed a supply agreement, effective April 1, 2004 with Coors Brewing Company (now a subsidiary of Molson Coors Brewing Company). In June 2008, Molson Coors Brewing Company and SABMiller plc formed a joint venture called MillerCoors. Throughout 2009, the joint venture purchased packaging from the Company for both Coors products and Miller products pursuant to the terms of the separate contracts in place with Coors Brewing Company and SABMiller. The Company’s sales to MillerCoors were approximately $260 million in 2009.

One of the Company’s subsidiaries, Golden Equities, Inc. was the general partner of Golden Properties, Ltd., a limited partnership in which Coors Brewing Company is the limited partner. Prior to August 2003, Golden Equities, Inc. was a subsidiary of GPIC. Following the merger of GPIC into and with Riverwood Holding, Inc., Golden Properties, Ltd. owned, developed, operated and sold 12 commercial properties in the Coors Technology Center in Golden, Colorado and several residential properties outside of Golden, Colorado. These properties were previously owned directly by Coors Brewing Company or Adolph Coors Company. Golden Properties, Ltd. sold its last property in December 2007 and the Company liquidated the partnership in December 2009. The Company received a distribution of $48,011 and Coors Brewing Company received a distribution of $12,003 upon completion of such liquidation.

Sale of Swedish Operations.  On October 16, 2007, Graphic Packaging International Holding Sweden AB, an indirect wholly-owned subsidiary of GPC (the “Seller”), entered into a Sale and Purchase Agreement with Lagrummet December nr 1031 Aktiebolag, a company organized under the laws of Sweden that was renamed Fiskeby International Holding AB (the “Purchaser”) and simultaneously completed the transactions contemplated by such agreement. Pursuant to the Purchase and Sale Agreement, the Purchaser acquired all of the outstanding shares of Graphic Packaging International Sweden AB (the “Swedish Company”). The Swedish Company and its subsidiaries are in the business of developing, manufacturing and selling paper and packaging boards made from recycled fiber. The Purchaser is owned by Fiskeby US LLC, a domestic limited liability company, which is in turn wholly owned by Fiskeby, Inc. Fiskeby, Inc is primarily owned by the Grover C. Coors Trust (one of the Coors family trusts), although Jeffrey H. Coors, a member of GPHC’s Board of Directors, and his son, Timothy I. Coors, currently own approximately 5% of Fiskeby, Inc. and have certain rights to increase their ownership. Mr. Jeffrey H. Coors also serves as the non-executive Chairman of the Purchaser.

The Sale and Purchase Agreement specified that the purchase price was $8.6 million and contained customary representations, warranties and indemnifications by the Seller. In addition, the Sale and Purchase Agreement required GPC to provide certain transition services with respect to information technology to the Swedish Company for a period of 60 days and to provide certain technical assistance services to the mill pursuant to a Technical Assistance Agreement for a period of three years after the sale. The Purchaser entered into a two year Supply Agreement with GPC pursuant to which GPC purchases its requirements for coated recycled board in the European Union from the Purchaser at the prevailing market price at the time of the order. In 2009, the Company purchased $4.3 million of paperboard from the Purchaser.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Bayly, Beckett, Botta and Espe served as members of the Compensation and Benefits Committee during 2009. None of the members is or has ever been an officer or employee of the Company. No member had any relationship requiring disclosure as a related party transaction or compensation committee interlock during 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each Named Executive Officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of March 15, 2010, and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

	Number of
Name	Shares	Percentage

5% Stockholders:
TPG Entities(1)	132,158,875	38.5%
Jeffrey H. Coors(2)(3)	63,502,489	18.4%
Grover C. Coors Trust(2)	51,211,864	14.9%
Clayton, Dubilier & Rice Fund V Limited Partnership(4)	34,222,500	10.0%
Old Town S.A.(5)	34,222,500	10.0%
Directors and Named Executive Officers:
George V. Bayly	397,070	*
G. Andrea Botta(6)	213,677	*
Kevin R. Burns(1)	—	*
Kevin J. Conway(4)	—	*
Matthew J. Espe	59,210	*
Jeffrey Liaw(1)	98,637	*
Harold R. Logan, Jr.(7)	158,445	*
Michael G. MacDougall(1)	98,637	*
John R. Miller	141,884	*
David W. Scheible(8)	522,580	*
Robert W. Tieken	139,924	*
Lynn A. Wentworth	—	*
Daniel J. Blount(9)	356,778	*
Michael P. Doss	113,404	*
Stephen A. Hellrung(10)	567,655	*
Michael R. Schmal(11)	374,929	*
All Directors and executive officers as a group (24 persons)(12)	67,077,468	19.4%

(1)	The number of shares shown for the TPG Entities are owned by the following entities in the amounts set forth below:

TPG Bluegrass IV — AIV 1, L.P.	24,648,258 shares
TPG Bluegrass IV — AIV 2, L.P.	41,431,180 shares
TPG Bluegrass V — AIV 1, L.P.	23,929,218 shares
TPG Bluegrass V — AIV 2, L.P.	41,843,728 shares
TPG FOF V — A, L.P.	172,052 shares
TPG FOF V — B, L.P.	134,439 shares
Total	132,158,875 shares

TPG Advisors IV, Inc. is the sole general partner of TPG GenPar IV, L.P., which in turn is the sole general partner of each of TPG Bluegrass IV — AIV 1, L.P. and TPG Bluegrass IV — AIV 2, L.P. TPG Advisors V, Inc. is the sole general partner of TPG GenPar V L.P. which in turn is the sole general partner of each of TPG Bluegrass V — AIV 1, L.P., TPG Bluegrass V — AIV 2 L.P., TPG FOF V — A, L.P. and TPG FOF V — B, L.P. David Bonderman and James G, Coulter are directors, officers and sole shareholders of TPG Advisors IV, Inc. and TPG Advisors V, Inc. and may be deemed to be beneficial owners of securities owned directly by the TPG Entities. The address of each of the entities and individuals listed above is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Kevin R. Burns, Jeffrey Liaw and Michael G. MacDougall are employees of TPG Capital, L.P., an affiliate of the TPG Entities. Messrs. Burns, Liaw and MacDougall disclaim beneficial ownership of the shares held by the TPG Entities reported herein.

(2)	Pursuant to the Stockholders Agreement, certain family trusts that are parties thereto, including the Grover C. Coors Trust, and the Adolph Coors Foundation have designated and appointed Jeffrey H. Coors as their attorney-in-fact to perform all obligations under the Stockholders Agreement, including but not limited to, voting obligations with respect to the election of directors. The parties to the Stockholder Agreement retain voting power with regard to all other matters and sole dispositive power over such shares. The business address for Jeffrey H. Coors is Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067. The family trusts and foundation are listed below, as well as the number of shares beneficially owned by each such entity.

Adolph Coors Jr. Trust	2,800,000
Augusta Coors Collbran Trust	1,015,350
Bertha Coors Munroe Trust	1,140,490
Grover C. Coors Trust	51,211,864
Herman F. Coors Trust	1,435,000
Janet H. Coors Irrevocable Trust f/b/o Frances M. Baker	59,356
Janet H. Coors Irrevocable Trust f/b/o Frank E. Ferrin	59,354
Janet H. Coors Irrevocable Trust f/b/o Joseph J. Ferrin	59,354
Louise Coors Porter Trust	920,220
May Kistler Coors Trust	1,726,652
Adolph Coors Foundation	503,774

Total	60,931,414

(3)	The amount shown includes (i) 53,429 shares held in joint tenancy with Mr. Coors’ wife, (ii) 140,848 shares held in an individual retirement account, (iii) 250 shares held by GPIC’s Payroll Stock Ownership Plan, (iv) 500 shares held by Jeffrey H. Coors Family, Ltd., (v) 30,000 shares held by Mr. Coors’ wife, and (vii) an aggregate of 60,931,414 shares attributable to Mr. Coors solely by virtue of the Stockholders Agreement. The amount shown also includes 1,603,489 shares subject to stock options exercisable within 60 days and 48,653 RSUs that are fully vested but not yet payable.

(4)	Associates V is the general partner of the CD&R Fund and has the power to direct the CD&R Fund as to the voting and disposition of its shares of the Company’s common stock. Associates II is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CD&R Fund’s voting and disposition of shares. Associates II is controlled by a board of directors consisting of B. Charles Ames, Michael G. Babiarz, Kevin J. Conway, Donald J. Gogel, Ned C. Lautenbach, David A. Novak, Huw Phillips, Roberto Quarta, Joseph L. Rice, III, Christian Rochat, Richard J. Schnall, Nathan Sleeper, George W. Tamke and David H. Wasserman, and its officers are Messrs. Conway, Gogel and Rice, along with Theresa A. Gore. The officers of Associates II are authorized and empowered, subject to the board of directors approval in certain circumstances, to act on behalf of Associates II and may be deemed to share beneficial ownership of the shares of Graphic common stock owned by the CDR Fund. Each of Associates V, Associates II and the other persons named above expressly disclaims beneficial ownership of the shares owned by the CDR Fund. The business address for each of the CDR Fund, Associates V, Associates II and each of the other persons named above is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803. Mr. Conway disclaims beneficial ownership of the shares held by the CD&R Fund.

(5)	Giovanni Agnellie C.S.a.p.az., an Italian company, is the beneficial owner of essentially all of the equity interests of Old Town, S.A. (successor in interest to EXOR Group S.A.) The business address for Giovanni Agnellie C.S.a.p.az.’s principal business and principal office is via del Carmine 10, presso Simon fiduciaria S.p.a., 10122 Turin, Italy. Giovanni Agnellie C.S.a.p.az. is deemed to be controlled by its general partners, Messrs. Tiberto Brandolini d’Adda, Gianluigi Gabetti, John Philip Elkann, Alessandro Giovanni Nasi, and Gianluca Ferrero. The business address of Old Town S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.

(6)	The amount shown includes 149,203 shares of phantom stock that are fully vested but not payable until Mr. Botta’s retirement as a director of the Company.

(7)	The amount shown includes 2,000 shares subject to stock options exercisable within 60 days.

(8)	The amount shown includes 4,253 stock units held in the Company’s 401(k) savings plan and 163,710 shares subject to stock options exercisable within 60 days.

(9)	The amount shown includes 74,879 shares subject to stock options exercisable within 60 days.

(10)	The amount shown includes 400,000 shares subject to stock options exercisable within 60 days.

(11)	The amount shown includes 80,613 shares subject to stock options exercisable within 60 days.

(12)	The amount shown includes 2,385,787 shares subject to stock options that are exercisable within 60 days and 197,856 RSUs and shares of phantom stock that are fully vested but not yet payable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to or filed by the Company pursuant to Rule 16a-3(e) of the Exchange Act during 2009 and Form 5 and amendments thereto furnished to the Company with respect to 2009, and written representations from the Company’s reporting persons, the Company believes that its officers, Directors and beneficial owners have complied with all filing requirements under Section 16(a) applicable to such persons, with one exception. The Form 4 for RSUs granted on March 4, 2009 to Ms. Deborah R. Frank was filed on March 9, 2009, one day late.

AUDIT MATTERS

Report of the Audit Committee

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement that incorporates by reference this Proxy Statement into any filing under Securities Act or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of four members, each of whom is an “independent director,” as defined by Section 303A of the NYSE Listed Company Manual. Each of the members of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee’s purposes are to assist the Board in overseeing: (a) the quality and integrity of our financial statements; (b) the qualifications and independence of our independent auditors; and (c) the performance of our internal audit function and independent auditors.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent auditors the matters required to be discussed with audit committees by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 2600T, and has discussed with our independent auditors their independence.

Based on the review and discussions noted above and our independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Robert W. Tieken (Chairman)
Harold R. Logan, Jr.
John R. Miller
Lynn A. Wentworth

Aggregate fees billed to us for the fiscal years ended December 31, 2009 and December 31, 2008 by our independent auditors, Ernst & Young LLP are as follows:

	Year Ended
	December 31,
	2009	2008
	(in millions)

Audit Fees	$2.9	$3.1
Audit-Related Fees	.5	.4
Tax Fees	—	.1
All Other Fees	—	—
Total	$3.4	$3.6

Audit Fees.  This category includes the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2009 and December 31, 2008, for the reviews of the financial statements included in our quarterly reports on Form 10-Q during 2009 and 2008, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, audits of employee benefit plans, and procedures performed in connection with debt offerings.

Tax Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent auditors as well as the fees charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. In 2009 and 2008, all of the audit and non-audit services provided by our independent auditors were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

Independent Auditors

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

ADDITIONAL INFORMATION

The Company will bear the entire cost of proxy solicitation, including the preparation, internet posting, assembly, printing, mailing and distribution of proxy materials. In addition to the use of the mail, proxies may be solicited personally by telephone by certain employees. The Company will reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to principals and obtaining their proxies.

Where a choice is specified with respect to any matter to come before the Annual Meeting, the shares represented by proxy will be voted in accordance with such specifications. Where a choice is not so specified, the shares represented by the proxy will be voted “FOR” the election of each of the nominees for Director. A specification to withhold authority to vote for any of the nominees will not constitute an authorization to vote for any other nominee. Management is not aware of any matter other than the election of Directors that will be presented for action at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

Some banks, brokers or other nominee record holders of the Company’s common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and Annual Report may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to the Company at the following address: Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary or by calling (770) 644-3000. Any stockholder who wants to receive separate copies of the Annual Report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If you intend to present a proposal at the 2011 annual meeting of stockholders, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Company’s Corporate Secretary at 814 Livingston Court, Marietta, Georgia 30067. The Corporate Secretary must receive this proposal no later than December 24, 2010.

If you want to present a proposal at the 2011 annual meeting of stockholders, without including the proposal in the proxy statement, or if you want to nominate one or more Directors, you must provide written notice to the Company’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 13, 2011, and not later than February 12, 2011. However, if the date of the 2011 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a proposal or nomination must include:

•	as to each proposed nominee for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•	as to any other proposal, a brief description of the proposal (including the text of any resolution proposed for consideration), the reasons for such proposal and any material interest in such proposal of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder and beneficial owner, as they appear on the Company’s books;

•	the class and number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Only persons who are nominated in accordance with the procedures described above will be eligible for election as Directors and only such other proposals as were brought before the meeting in accordance with the procedures described above will be presented at the meeting. Except as otherwise provided by law, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws, the Chairman of the meeting will have the power and duty to determine whether a nomination or any other proposal was made or proposed in accordance with these procedures. If any proposed nomination or proposal is not made or proposed in compliance with these procedures, it will be disregarded. A proposed nomination or proposal will also be disregarded if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders to present the nomination or proposal, notwithstanding that the Company may have received proxies with respect to such vote.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that the Company has prepared to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

ANNUAL REPORT

The Company’s 2009 Annual Report accompanies this Proxy Statement. The Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for GPHC is included in the Annual Report to Stockholders and is available without charge upon written request addressed to Graphic Packaging Holding Company, Investor Relations, 814 Livingston Court, Marietta, Georgia 30067. The Company will also furnish any exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, if specifically requested.

By order of the Board of Directors,

STEPHEN A. HELLRUNG
Senior Vice President, General Counsel and
Secretary

Marietta, Georgia
April 2, 2010

GRAPHIC PACKAGING HOLDING COMPANY 814 LIVINGSTON COURT MARIETTA, GA 30067
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2010 (or May 17, 2010 for stockholders voting shares held in a 401(k) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Graphic Packaging Holding Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2010 (or May 17, 2010 for stockholders voting shares held in a 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Graphic Packaging Holding Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 P.M. Eastern Time on May 19, 2010 (or May 17, 2010 for stockholders voting shares held in a 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M22861-P88133-Z51534	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAPHIC PACKAGING HOLDING COMPANY		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.		All	All	Except
Vote On Directors		☐	☐	☐
1.	Election of Directors

Nominees:
01)	George V. Bayly
02)	Matthew J. Espe
03)	Harold R. Logan, Jr.
04)	Robert W. Tieken

	For	Against	Abstain

2. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is given, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report (including Form 10-K) are available at
www.proxyvote.com.

M22862-P88133-Z51534

GRAPHIC PACKAGING HOLDING COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2010
     The undersigned stockholder(s) hereby appoint(s) Daniel J. Blount and Stephen A. Hellrung, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GRAPHIC PACKAGING HOLDING COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 a.m., Eastern Time on May 20, 2010, at Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067, and any adjournment or postponement thereof. If such undersigned stockholder(s) hold(s) shares of GRAPHIC PACKAGING HOLDING COMPANY in a 401(k) Plan, such stockholder(s) hereby authorize(s) and direct(s) the trustee of such 401(k) Plan to vote all shares in the undersigned stockholder(s) account under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting and at any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. IF SHARES ARE HELD IN A 401(K) PLAN AND NO DIRECTIONS ARE GIVEN, THE TRUSTEE WILL TIMELY VOTE SUCH SHARES IN PROPORTION TO THE VOTES RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE